                                                                   EXHIBIT 10.20
================================================================================

                           REVOLVING CREDIT AGREEMENT

                          dated as of December 29, 2004

                                      among

                                CHOICEPOINT INC.,

                                  as Borrower,

                           THE LENDERS LISTED HEREIN,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,

                            as Administrative Agent,

                                 SUNTRUST BANK,

                              as Syndication Agent,

                                       and

                                  BNP PARIBAS,

                             as Documentation Agent

        WACHOVIA CAPITAL MARKETS, LLC and SUNTRUST CAPITAL MARKETS, INC.,
                              as Co-Lead Arrangers

                         WACHOVIA CAPITAL MARKETS, LLC,
                               as Sole Book Runner

================================================================================

                                    SCHEDULES

SCHEDULE 1.1(a)       -      Syndicated Lenders and Syndicated Loan Commitments
SCHEDULE 1.1(b)       -      Existing Letters of Credit
SCHEDULE 1.1(c)       -      Mandatory Cost Formulae
SCHEDULE 5.13         -      Organization and Ownership of Subsidiaries
SCHEDULE 5.22         -      Outstanding Indebtedness

                                    EXHIBITS

EXHIBIT A             -      Form of Syndicated Note
EXHIBIT B             -      Form of Swing Line Note
EXHIBIT C             -      Form of Guaranty Agreement
EXHIBIT D             -      Form of Contribution Agreement
EXHIBIT E             -      Form of Closing Certificate
EXHIBIT F-1           -      Form of Opinion of Jones Day
EXHIBIT F-2           -      Form of Opinion of in-house general counsel
EXHIBIT G             -      Form of Assignment and Acceptance Agreement
EXHIBIT H             -      Form of Compliance Certificate
EXHIBIT I             -      Form of Notice of Borrowing
EXHIBIT J             -      Form of Notice of Conversion/Continuation
EXHIBIT K             -      Form of Notice of Account Designation
EXHIBIT L             -      Form of Notice of Prepayment

                           REVOLVING CREDIT AGREEMENT

      THIS REVOLVING CREDIT AGREEMENT made and entered into as of December 29, 2004, by and among CHOICEPOINT INC., a Georgia corporation ("Borrower"), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association ("Wachovia"), the other banks and lending institutions listed on the signature pages hereof, and any assignees of Wachovia, or such other banks and lending institutions which become "Lenders" as provided herein (Wachovia, and such other banks, lending institutions and assignees are referred to collectively herein as the "Lenders"), and Wachovia, in its capacity as Administrative Agent for the Lenders and each successor Administrative Agent for such Lenders as may be appointed from time to time pursuant to Article IX hereof (the "Administrative Agent").

                              W I T N E S S E T H:

      WHEREAS, Borrower has requested that the Lenders extend to Borrower certain credit facilities, amend and restate the Existing Credit Agreement and the Lenders are willing to do so, on the terms and subject to the conditions contained herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Borrower, the Lenders and the Administrative Agent agree as follows:

                                   ARTICLE I.

                            DEFINITIONS; CONSTRUCTION

      SECTION 1.01. DEFINITIONS. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

      "Administrative Agent" shall mean Wachovia in its capacity as Administrative Agent hereunder, and any successor Administrative Agent appointed pursuant to Section 9.10.

      "Administrative Agent's Correspondent" shall mean Wachovia Bank, National Association, London Branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.

      "Advance" shall mean any principal amount advanced and remaining outstanding at any time under (i) the Syndicated Loans, which Advances shall be made or outstanding as Base Rate Advances or Eurodollar Advances, as the case may be, and (ii) the Swing Line Loans, which Advances shall be made or outstanding as Swing Line Advances.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

      "Agreement" shall mean this Revolving Credit Agreement, as amended, modified, restated, or supplemented from time to time.

      "Alternative Currency" shall mean (a) Euro, (b) Pounds Sterling and (c) with the prior written consent of each Lender, any other lawful currency (other than Dollars); provided that such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to each Lender in the London interbank deposit market.

      "Alternative Currency Amount" shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency at the most favorable spot exchange rate for the purchase of such Alternative Currency with Dollars, as determined by the Administrative Agent or the Issuing Lender, as applicable, at approximately 11:00 a.m. (the time of the Administrative Agent's Correspondent) two (2) Business Days prior to the date on which the foreign exchange computation is made.

      "Alternative Currency Commitment" shall mean the lesser of (a) $200,000,000 and (b) the total Syndicated Loan Commitments.

      "Alternative Currency Letter of Credit" shall mean any Letter of Credit denominated in an Alternative Currency.

      "Alternative Currency Loan" shall mean any Syndicated Loan denominated in an Alternative Currency.

      "Applicable Commitment Percentage" shall mean the percentage designated on the chart set forth below based on Borrower's ratio of Funded Debt to Consolidated EBITDA, measured quarterly, effective in the second fiscal quarter immediately following the date of delivery of the Compliance Certificate to the Administrative Agent:

                    FUNDED DEBT TO CONSOLIDATED               APPLICABLE COMMITMENT
LEVEL                      EBITDA RATIO                            PERCENTAGE
-----         ----------------------------------------        ---------------------
I             Greater than or equal to 2.00 to 1.00                  0.250%
II            Greater than or equal to 1.50 to 1.00, but             0.200%
              less than 2.00 to 1.00
III           Greater than or equal to 1.00 to 1.00, but             0.175%
              less than 1.50 to 1.00
IV            Greater than or equal to 0.50 to 1.00, but             0.150%
              less than 1.00 to 1.00

 V           Less than 0.50 to 1.00                                   0.125%

For purposes of the foregoing, (i) the Applicable Commitment Percentage on the Closing Date shall be based on the certificate delivered pursuant to Section 4.01(xvi) until the first calculation date following the receipt of the Compliance Certificate for the fiscal quarter ending December 31, 2004 and (ii) if Borrower fails to provide the Compliance Certificate and related financial statements required by Section 6.07 within the applicable time period set forth therein, the Applicable Commitment Percentage shall be adjusted to Level I on the first day of the following fiscal quarter until such Compliance Certificate and related financial statements are delivered.

      "Applicable Margin" shall mean the percentage designated on the chart set forth below based on Borrower's ratio of Funded Debt to Consolidated EBITDA, measured quarterly, effective in the second fiscal quarter immediately following the date of delivery of the Compliance Certificate to the Administrative Agent:

                      FUNDED DEBT TO CONSOLIDATED
LEVEL                        EBITDA RATIO                     APPLICABLE MARGIN
-----         ------------------------------------------      -----------------
I             Greater than or equal to 2.00 to 1.00                  1.000%
II            Greater than or equal to 1.50 to 1.00, but             0.800%
              less than 2.00 to 1.00
III           Greater than or equal to 1.00 to 1.00, but             0.575%
              less than 1.50 to 1.00
IV            Greater than or equal to 0.50 to 1.00, but             0.475%
              less than 1.00 to 1.00
V             Less than 0.50 to 1.00                                 0.375%

For purposes of the foregoing, (i) the Applicable Margin on the Closing Date shall be based on the certificate delivered pursuant to Section 4.01(xvi) until the first calculation date following the receipt of the Compliance Certificate for the fiscal quarter ending December 31, 2004 and (ii) if Borrower fails to provide the Compliance Certificate and related financial statements required by
Section 6.07 within the applicable time period set forth therein, the Applicable Margin shall be adjusted to Level I on the first day of the following fiscal quarter until such Compliance Certificate and related financial statements are delivered.

      "Application" shall mean an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

      "Asset Sale" shall mean any sale or other disposition (or a series of related sales or other dispositions), including without limitation, loss, damage, destruction or taking to the extent not covered by insurance, by any Consolidated Company to any Person other than a Consolidated Company, of any property or asset (including Capital Stock but excluding the issuance and sale by Borrower of its own Capital Stock), other than sales or other dispositions made in the ordinary course of business of any Consolidated Company.

      "Asset Securitization" shall mean the asset securitization program entered into by the Receivable Subsidiaries and Three Pillars Funding Corporation; provided that the outstanding attributed principal amount of such program shall not at any time exceed $175,000,000.

      "Asset Securitization Agreements" shall mean those documents which govern the Asset Securitization (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement).

      "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of EXHIBIT G.

      "Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. Section 101 et seq.).

      "Base Rate" shall mean the higher of (with any change in the Base Rate to be effective as of the date of change of either of the following rates):

            (a) the rate which the Administrative Agent so denominates and sets from time to time to be its prime lending rate, as in effect from time to time, and

            (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum.

      The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; the Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's prime lending rate.

      "Base Rate Advance" shall mean an Advance made or outstanding as (i) a Syndicated Loan bearing interest based on the Base Rate or (ii) an Advance bearing interest at the rate agreed upon between Borrower and the Lenders pursuant to Section 3.07, Section 3.08 or Section 3.09.

      "Bond Obligations" shall mean all obligations of the Consolidated Companies arising under or pursuant to that certain Lease Agreement (the "Equipment Lease") dated as of December 1, 2001, by and between Development Authority of Fulton County, as lessor of certain equipment described therein (the "Lessor"), and Borrower, as lessee of such equipment (in such capacity, the "Lessee"), and all other instruments, documents, and agreements relating to such lease or that certain $30,000,000 Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Equipment Series (the "Bond"), including, without limitation, that certain Bond Guaranty Agreement dated as of December 31, 2001, issued by Borrower, in its capacity as guarantor (in such capacity, the

"Bond Guarantor") in favor of Borrower, in its capacity as purchaser of the Bond (the "Bond Purchaser") pursuant to which the Bond Guarantor unconditionally guaranteed payment and performance of the debt service on the Bond for the benefit of the Bond Purchaser (the Bond Purchaser having financed the acquisition by the Lessor of the equipment which was leased to the Lessee), and, since Borrower is the Lessee, the Bond Purchaser and the Bond Guarantor, the Bond Obligations are not required to be classified as a liability of Borrower in accordance with GAAP.

      "Borrower" shall mean ChoicePoint Inc., a Georgia corporation, and its successors.

      "Borrowing" shall mean the incurrence by Borrower under any Facility of Advances of one Type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in part.

      "Business Day" shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which banks are required or authorized to close in Charlotte, North Carolina and New York, New York.

      "Capital Stock" shall mean, with respect to any Person, all capital stock of such Person, whether voting or nonvoting, including common stock and preferred stock of such Person.

      "Change in Control Provision" shall mean any term or provision contained in any indenture, debenture, note, or other agreement or document evidencing or governing Indebtedness of Borrower evidencing debt or a commitment to extend loans in excess of $5,000,000 which requires, or permits the holder(s) of such Indebtedness of Borrower to require that such Indebtedness of Borrower be redeemed, repurchased, defeased, prepaid or repaid, either in whole or in part, or the maturity of such Indebtedness of Borrower to be accelerated in any respect, as a result of a change in ownership of the Capital Stock of Borrower or voting rights with respect thereto.

      "Closing Date" shall mean the date of this Agreement or such later Business Day upon which the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 10.02.

      "Commitment" shall mean (i) for any Syndicated Lender at any time, its Syndicated Loan Commitment, (ii) for the Swing Line Lender at any time, its Swing Line Commitment, and (iii) for the Issuing Lender at any time, its L/C Commitment, in each case as the context may require.

      "Compliance Certificate" shall have the meaning set forth in Section 6.07(c).

      "Consolidated Companies" shall mean, collectively, Borrower and all of its Subsidiaries other than the Receivables Subsidiaries.

      "Consolidated EBIT" shall mean, for any fiscal period of Borrower, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income
(Loss) and, to the extent deducted in determining such Consolidated Net Income
(Loss), provisions for (i) taxes based on income and (ii) Consolidated Interest Expense, minus (B) any items of gain (or plus any items of loss) which were included in determining such Consolidated Net Income
(Loss) and were (x) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (y) the result of any sale of assets, or
(z) resulting from minority investments, together in the case of (x), (y) or
(z), any related provision for taxes included in Consolidated Net Income (Loss) with respect thereto, plus (C) non-recurring non-cash charges, including without limitation, accruals related to any acquisition and earnouts incurred in connection with any acquisition to the extent not paid in cash. For purposes of this Agreement, Consolidated EBIT shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any acquisition closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

      "Consolidated EBITDA" shall mean, for any four fiscal-quarter period of Borrower, an amount equal to the sum of (A) Consolidated EBIT plus (B) depreciation and amortization expense to the extent deducted in determining Consolidated Net Income (Loss), plus (C) without duplication, the sum of the following items to the extent not included in Consolidated EBITDA for such period:

            (1) the net income (or net loss) for such four fiscal-quarter period of any Person which became a Subsidiary during such period (a "New Subsidiary");

            (2) the net income (or net loss) derived during such four fiscal-quarter period from any assets acquired by any Consolidated Company during such period ("New Assets");

            (3) the sum of (x) taxes based on income, (y) Consolidated Interest Expense and (z) depreciation and amortization expense, in each case to the extent deducted in determining net income of any New Subsidiary or derived from any New Assets during such four fiscal-quarter period, minus any items of gain (or plus any items of loss) which were included in determining such net income and were (aa) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (bb) the result of any sale of assets, or
(cc) resulting from minority investments, together in the case of (aa), (bb) or
(cc), any related provision for taxes included in such net income with respect thereto; and

            (4) non-recurring non-cash charges of any New Subsidiary or derived from any New Assets during such four fiscal-quarter period, including without limitation, accruals related to any acquisition and earnouts incurred in connection with any acquisition to the extent not paid in cash.

      "Consolidated Interest Expense" shall mean, for any fiscal period of Borrower, total interest expense of the Consolidated Companies and the Receivables Subsidiaries (including, without limitation, interest expense attributable to capitalized leases, all net payment obligations pursuant to swap agreements (as defined in 11 U.S.C. Section 101), all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility (including, without limitation, the Asset Securitization)) determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income (Loss)" shall mean, for any fiscal period of Borrower, the net income (or loss) of the Consolidated Companies and the Receivables Subsidiaries for such period (taken as a single accounting period), but excluding therefrom (to the extent otherwise included therein) the income of any Consolidated Company or any Receivables Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Company or Receivables Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation.

      "Consolidated Net Worth" shall mean, without duplication, as of any date of determination, shareholders' equity of the Consolidated Companies, determined on a consolidated basis in conformity with GAAP.

      "Contractual Obligation" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

      "Credit Documents" shall mean, collectively, this Agreement, the Notes, the Applications, the Guaranty Agreements, and all other documents, instruments, certificates and opinions executed and delivered in connection with the foregoing.

      "Credit Parties" shall mean, collectively, each of Borrower, the Guarantors, and every other Person who from time to time executes a supplement to the Guaranty Agreements with respect to all or any portion of the Obligations.

      "Default" shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

      "Defaulting Lender" shall mean any Lender that (a) has failed to fund any portion of the Syndicated Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

      "Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

      "Dollar Amount" shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars at the most favorable spot exchange rate for the purchase of Dollars with such Alternative Currency, as determined by the Administrative Agent or the Issuing Lender, as applicable, at approximately 11:00 a.m. (the time of the Administrative Agent's Correspondent) two (2) Business Days prior to the date on which the foreign exchange computation is made.

      "Eligible Assignee" shall mean any of the following (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (iii) a commercial bank organized under the laws of any other country having total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (iv) a finance company, insurance company or other financial institution, lender or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of at least $100,000,000; (v) any Lender or any Affiliate of any Lender; or (vi) any other Person consented to by Borrower and the Administrative Agent, such consent not unreasonably to be withheld.

      "EMU" shall mean economic and monetary union as contemplated in the Treaty on European Union.

      "EMU Legislation" shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.

      "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (i) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (ii) the Clean Water Act (33 U.S.C.
Section 1251 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), (iv) the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), (v) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. Section 9601 et seq.), and (vi) all applicable national and local laws or regulations with respect to environmental control (including applicable laws of the Federal Republic of Germany or any applicable international agreements).

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

      "ERISA Affiliate" shall mean, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

      "Euro" shall mean the single currency to which the Participating Member States of the EMU have converted.

      "Eurodollar Advance" shall mean an Advance made or outstanding as a Syndicated Loan bearing interest based on LIBOR.

      "Eurodollar Business Day" shall mean a Business Day (a) on which trading is carried on by and between banks in deposits for the applicable Permitted Currency in the London interbank market and (b) on which banks are open for the conduct of their domestic and international banking business in the place where the Administrative Agent or the Administrative Agent's Correspondent shall make available Loans in such Permitted Currency. Notwithstanding the foregoing, with respect to any amount denominated or to be denominated in the Euro, any reference to a "Business Day" shall be construed as a reference to a TARGET Day.

      "Eurodollar Reserve Percentage" shall mean, for any Lender which is a member bank of the Federal Reserve System and with respect to any Eurodollar Advance denominated in Dollars, on any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement for such Lender in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

      "Event of Default" shall have the meaning provided in Article VIII.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

      "Executive Officer" shall mean, with respect to any Person, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, the General Counsel, the Treasurer, any Assistant Treasurer and any Person holding comparable offices or duties.

      "Existing Credit Agreement" shall mean that certain Revolving Credit Agreement dated as of May 10, 2002, by and among Borrower, the lenders party thereto, SunTrust Bank, as administrative agent, and Wachovia Bank, National Association, as syndication agent, as amended as of the date hereof.

      "Existing Letters of Credit" shall mean all letters of credit identified on Schedule 1.1(b).

      "Facility" or "Facilities" shall mean the credit facilities made available to Borrower pursuant to the Syndicated Loan Commitments, the Swing Line Commitment, and the L/C Facility, as the context may indicate.

      "Facility Fee" shall have the meaning assigned to such term in Section
3.04.

      "Federal Funds Rate" shall mean, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

      "Foreign Plan" shall mean any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

      "Foreign Subsidiary" shall mean each Consolidated Company that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

      "Funded Debt" shall mean all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, capitalized leases, outstandings under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments, including any current maturities of the foregoing, which by its terms matures more than one year from the date of any calculation thereof or which is renewable or extendable at the option of the obligor to a date beyond one year from such date. The calculation of Funded Debt shall include (i) all Funded Debt of the Consolidated Companies and the Receivables Subsidiaries, plus (ii) all Funded Debt of other Persons to the extent guaranteed by a Consolidated Company or a Receivables Subsidiary, to the extent supported by a letter of credit issued for the account of a Consolidated Company or a Receivables Subsidiary, or as to which and to the extent which a Consolidated Company or a Receivables Subsidiary or their respective assets otherwise have become liable for payment thereof, plus (iii) the redemption amount with respect to the stock of Borrower required to be redeemed during the next succeeding twelve months at the option of the holder or its Subsidiaries. Notwithstanding the foregoing, "Funded Debt" shall exclude (x) the Lease Obligations, in an aggregate amount not to exceed $73,000,000 (but Lease Obligations in excess of $73,000,000 shall be included in "Funded Debt"), and
(y) all operating lease obligations.

      "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

      "Guarantors" shall mean, collectively, all Material Subsidiaries in existence on the Closing Date and listed on Schedule 5.13, and all other Material Subsidiaries formed, acquired or existing after the Closing Date, but excluding all Foreign Subsidiaries and those Guarantors released from the Guaranty Agreements pursuant to Section 10.13 or otherwise.

      "Guaranty" shall mean any contractual obligation, contingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

      "Guaranty Agreements" shall mean, collectively, (i) the Guaranty Agreement, dated as of even date herewith, executed by each of the Guarantors in favor of the Lenders and the Administrative Agent, substantially in the form of EXHIBIT C, as the same may be amended, restated or supplemented from time to time and (ii) the Contribution Agreement, dated as of even date herewith, executed by each of the Guarantors and Borrower in favor of the Lenders and the Administrative Agent, substantially in the form of EXHIBIT D, as the same may be amended, restated or supplemented from time to time.

      "Hazardous Substances" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

      "Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments; (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person; (iv) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation (but without duplication), any Reimbursement Obligations, and banker's acceptances issued for the account of such Person; (v) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed;
(vi) obligations or other liabilities under currency contracts, interest rate hedging contracts, or similar agreements or combinations thereof to the extent required to be disclosed in such Person's financial statements in accordance with GAAP; (vii) the Lease

Obligations and (viii) the outstanding attributed principal amount under the Asset Securitization or similar financing. Notwithstanding the foregoing, "Indebtedness" shall exclude the Bond Obligations to the extent not required to be classified as a liability in accordance with GAAP.

      "Interest Period" shall mean as to any Eurodollar Advances, the interest period selected by Borrower pursuant to Section 3.03(a).

      "Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, Capital Stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person. Each Investment shall be valued as of the date made; provided that any Investment or portion of an Investment consisting of Debt shall be valued at the outstanding principal balance thereof as of the date of determination.

      "ISP98" shall mean the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

      "Issuing Lender" shall mean (a) with respect to the Existing Letters of Credit, SunTrust Bank, in its capacity as issuer thereof, and (b) with respect to all Letters of Credit issued hereunder, Wachovia, in its capacity as issuer, and any successor thereto.

      "L/C Commitment" shall mean the lesser of (a) $25,000,000 and (b) the total Syndicated Loan Commitments.

      "L/C Facility" shall mean the letter of credit facility established pursuant to Article IIA hereof.

      "L/C Obligations" shall mean at any time, an amount equal to the sum of
(a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2A.05.

      "L/C Participants" shall mean the collective reference to all the Lenders other than the Issuing Lender.

      "Lease Documents" shall mean, collectively, (i) that certain Lease Agreement, dated as of July 31, 1997, by and between Borrower, as lessee, and SunTrust Banks, Inc., as lessor, pursuant to which Borrower has leased its office building located at 1000 Alderman Drive, Alpharetta, Georgia 30005, (ii) that certain Master Agreement, dated as of July 31, 1997, by and among Borrower as lessee, SunTrust Banks, Inc., as lessor and SunTrust Bank, Atlanta, as Agent,
(iii) that certain Lease Agreement, dated as of August 29, 2001, by and between Borrower and certain of its Subsidiaries, as lessees, and Atlantic Financial Group, Ltd., as lessor, as amended and restated by that certain Amended and Restated Master Lease Agreement, dated as of June 26, 2003, by and between Borrower, as lessee and SunTrust Equity Funding, LLC, as lessor, pursuant to which Borrower has leased certain real property located at 1100 Alderman Drive, Alpharetta, GA 30005, (iv) that certain Master Agreement, dated as of August 29, 2001, by and among Borrower and certain of its Subsidiaries, as lessees, Borrower, as guarantor, Atlantic Financial Group, Ltd., as lessor, and SunTrust Bank, as Agent, as amended and restated by that certain Amended and Restated Master Agreement, dated as of June 26, 2003, by and among Borrower as lessee, SunTrust Equity Funding, LLC, as lessor and SunTrust Bank, as Agent, (v) Lease Agreement by the Development Authority of Fulton County, as lessor, and Atlantic Financial Group, Ltd., as lessee, dated as of December 1, 2001, wherein, in connection with a Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Building Series, which bond is in the maximum principal amount of $52,200,000, the property subject to the Master Agreement and the Lease Agreement described in clauses (iii) and (iv) was transferred by Atlantic Financial Group, Ltd. to Development Authority of Fulton County, leased back by Atlantic Financial Group, Ltd. and subleased by Borrower from Atlantic Financial Group, Ltd., still subject to such Master Agreement and the terms contained in such Lease Agreement and (vi) all other documents, instruments and agreements executed in connection therewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement).

      "Lease Obligations" shall mean the obligations of Borrower under the Lease Documents in an aggregate amount not to exceed $73,000,000, as such amount may be increased pursuant to Section 7.12.

      "Lender" or "Lenders" shall mean Wachovia, SunTrust Bank and the other banks and lending institutions listed on the signature pages hereof, each other bank or financial institution which becomes a Lender hereunder pursuant to
Section 2.05(c), and each assignee thereof, if any, pursuant to Section
10.06(c).

      "Lending Office" shall mean for each Lender the office such Lender may designate in writing from time to time to Borrower and the Administrative Agent with respect to each Type of Loan.

      "Letters of Credit" shall have the meaning assigned thereto in Section 2A.01 and shall include the Existing Letters of Credit.

      "LIBOR" shall mean, for any Interest Period, with respect to Eurodollar Advances under the Syndicated Loan Commitments, the offered rate for deposits in the Permitted Currency in which such Eurodollar Advance is to be made, for a period comparable to the Interest Period and in an amount comparable to the Administrative Agent's portion of such Advances, appearing on Telerate Page 3750 (or the applicable Reuters Screen Page, as determined by the Administrative Agent) as of 11:00 a.m. (London, England time) on the day that is two Eurodollar Business Days prior to the first day of the Interest Period. If two or more of such rates appear on such Telerate Page, the rate shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from Telerate for any reason, then such rate shall be determined by the Administrative Agent from the Reuters Screen LIBO Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Administrative

Agent to Borrower and the other Lenders; in any such case rounded, if necessary, to the next higher 1/100th of 1%, if the rate is not such a multiple.

      "Lien" shall mean any mortgage, pledge, security interest, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

      "Loans" shall mean, collectively, the Syndicated Loans and the Swing Line Loans.

      "Mandatory Cost" shall mean the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1(c).

      "Margin Regulations" shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

      "Margin Stock" shall have the meaning set forth in the Margin Regulations.

      "Materially Adverse Effect" shall mean any materially adverse change in
(i) the business, assets, liabilities, financial condition or results of operations of the Consolidated Companies, taken as a whole, (ii) the ability of Borrower to perform its obligations under this Agreement, or (iii) the ability of the other Credit Parties (taken as a whole) to perform their respective obligations under the Credit Documents.

      "Material Subsidiary" shall mean each Subsidiary of Borrower, now existing or hereafter established or acquired, that at any time prior to the Maturity Date (i) has or acquires assets which constitute fifteen percent (15%) or more of the Total Assets or (ii) accounts for or produces fifteen percent (15%) or more of Consolidated EBITDA during any period of four (4) consecutive fiscal quarters of Borrower; provided, that "Material Subsidiaries" (collectively with Borrower) shall at all times constitute more than seventy-five percent (75%) of Consolidated EBITDA for any period of four (4) consecutive fiscal quarters of Borrower.

      "Maturity Date" shall mean the earlier of (i) December 29, 2009, and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article VIII.

      "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

      "Notes" shall mean, collectively, the Syndicated Notes and the Swing Line Note.

      "Notice of Account Designation" shall have the meaning provided in Section 3.01(a).

      "Notice of Borrowing" shall have the meaning provided in Section 2.06(a).

      "Notice of Conversion/Continuation" shall have the meaning provided in
Section 2.06(b).

      "Notice of Prepayment" shall have the meaning provided in Section 3.05(a)(ii).

      "Obligations" shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including without limitation, all Loans (including all principal and interest payments due thereunder), L/C Obligations, fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Credit Parties, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof, and all existing and future obligations of Borrower under any swap agreement (as defined in 11 U.S.C. Section 101) with any Lender.

      "Participant" shall have the meaning provided in Section 10.06(e).

      "Participating Member State" shall mean each state so described in any EMU Legislation.

      "Payment Office" shall mean the office specified as the "Payment Office" for the Administrative Agent on Schedule 1.1(a), or such other location as to which the Administrative Agent shall have given written notice to Borrower and the Lenders.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Permitted Currency" shall mean Dollars or any Alternative Currency, or each such currency, as the context requires.

      "Permitted Liens" shall mean those Liens expressly permitted by Section 7.01.

      "Person" shall mean any individual, limited liability company, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

      "Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits, but shall exclude any Foreign Plan.

      "Pounds Sterling" shall mean, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

      "Pro Rata Share" shall mean, with respect to each of the Syndicated Loan Commitments of each Syndicated Lender and each Syndicated Loan to be made by and each payment (including, without limitation, any payment of principal, interest or fees) to be made to each such

Lender, the percentage designated as such Lender's Pro Rata Share of such Commitments, such Loans or such payments, as applicable, set forth on Schedule 1.1(a), as such percentage may change based upon amendments, assignments or reductions made pursuant to this Agreement.

      "Receivables Subsidiaries" shall mean, collectively, ChoicePoint Capital, Inc., a Delaware corporation and ChoicePoint Financial, Inc., a Delaware corporation.

      "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

      "Reimbursement Obligation" shall mean the obligation of Borrower to reimburse the Issuing Lender pursuant to Section 2A.05 for amounts drawn under Letters of Credit.

      "Required Lenders" shall mean at any time prior to the termination of the Syndicated Loan Commitments, Lenders holding more than 50% of the then aggregate amount of the Syndicated Loan Commitments, or, following the termination of the Syndicated Loan Commitments hereunder, Lenders holding more than 50% of the sum of the aggregate outstanding Dollar Amount of Loans and L/C Obligations; provided that the Commitment of, and the portion of the Loans and L/C Obligations of, as applicable, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

      "Requirement of Law" for any person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Reuters Screen" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

      "Revaluation Date" shall mean (a) with respect to any Alternative Currency Loan, each of the following: (i) each date of a borrowing of such Alternative Currency Loan, (ii) each date of a continuation of such Alternative Currency Loan, and (iii) following the occurrence and during the continuance of an Event of Default, such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Alternative Currency Letter of Credit, each of the following: (i) each date of issuance of such Alternative Currency Letter of Credit, (ii) each date of an amendment of such Alternative Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender of any drawing under any Alternative Currency Letter of Credit, and (iv) following the occurrence and during the continuance of an Event of Default, such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

      "Solvent" shall mean, as to Borrower or any Guarantor at any time, that
(i) each of the fair value and the present fair saleable value of such Person's assets (including any rights of subrogation or contribution to which such Person is entitled, under any of the Credit Documents or otherwise) is greater than such Person's debts and other liabilities (including contingent, unmatured and unliquidated debts and liabilities) and the maximum estimated amount required to pay such debts and liabilities as such debts and liabilities mature or otherwise become payable; (ii) such Person is able and expects to be able to pay its debts and other liabilities (including, without limitation, contingent, unmatured and unliquidated debts and liabilities) as they mature; and (iii) such Person does not have unreasonably small capital to carry on its business as conducted and as proposed to be conducted.

      "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries; provided, that the Receivables Subsidiaries shall not be deemed to be Subsidiaries of Borrower hereunder.

      "Swing Line Advance" shall mean a Borrowing pursuant to Section 2.07 consisting of a Swing Line Loan made by the Swing Line Lender to Borrower bearing interest based on the Base Rate as provided in Section 3.02.

      "Swing Line Borrowing" shall mean a Borrowing consisting or to consist of a Swing Line Advance.

      "Swing Line Commitment" shall mean the commitment of the Swing Line Lender to make Swing Line Loans in an aggregate principal amount at any time outstanding not to exceed the lesser of (a) $25,000,000 and (b) the total Syndicated Loan Commitments.

      "Swing Line Facility" shall mean the credit facility described in Section 2.07.

      "Swing Line Lender" shall mean Wachovia in its capacity as Swing Line Lender hereunder or any successor Lender extending to Borrower the Swing Line Commitment hereunder.

      "Swing Line Loans" shall mean, collectively, the loans made to Borrower by the Swing Line Lender pursuant to Section 2.07.

      "Swing Line Note" shall mean the promissory note evidencing the Swing Line Loans substantially in the form of EXHIBIT B and duly completed in accordance with the terms hereof.

      "Syndicated Advance" shall mean a Borrowing pursuant to Section 2.02 consisting of the aggregate amount of Syndicated Loans made by the Syndicated Lenders to Borrower at the same time, on the same interest rate basis and, if made as a Eurodollar Advance, for the same Interest Period.

      "Syndicated Borrowing" shall mean a Borrowing consisting or to consist of a Syndicated Advance.

      "Syndicated Facility" shall mean the credit facility made available by the Syndicated Lenders to Borrower as described in Section 2.02(a).

      "Syndicated Lenders" shall mean, collectively, the Lenders extending the Syndicated Loan Commitments to Borrower pursuant to Section 2.02(a).

      "Syndicated Loan Commitments" shall mean, at any time for any Syndicated Lender, the amount of such commitment set forth on Schedule 1.1(a), as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 2.04, any assignment thereof pursuant to Section 10.06, or any amendment thereof pursuant to Section 10.02. On the Closing Date, the aggregate principal amount of all Syndicated Loan Commitments of the Syndicated Lenders shall be $400,000,000.

      "Syndicated Loans" shall mean, collectively, the loans made to Borrower by the Syndicated Lenders pursuant to Section 2.02.

      "Syndicated Notes" shall mean, collectively, the promissory notes evidencing the Syndicated Loans in the form attached hereto as EXHIBIT A duly completed in accordance with the terms hereof, either as originally executed or as hereafter amended, modified or substituted.

      "TARGET Day" shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

      "Tax Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

      "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

      "Telerate" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Markets Screen (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

      "Total Assets" shall mean the total assets of the Consolidated Companies, determined in accordance with GAAP.

      "Treaty on European Union" shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

      "Type" of Borrowing shall mean a Borrowing consisting of Base Rate Advances, Eurodollar Advances, or Swing Line Advances.

      "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January 1994 International Chamber of Commerce Publication No. 500.

      SECTION 1.02. ACCOUNTING TERMS AND DETERMINATION. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP, except that financial records of Foreign Subsidiaries may be maintained in accordance with generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary; provided, however, that compliance with the financial covenants and calculations set forth in Section 6.08, Article VII and elsewhere herein, and in the definitions used in such covenants and calculations, shall be calculated, made and applied in accordance with GAAP and such generally accepted accounting principles in such foreign jurisdictions, as the case may be, as in effect on the date of this Agreement applied on a basis consistent with the preparation of the financial statements referred to in
Section 5.14 unless and until Borrower and the Required Lenders enter into an amendment with respect thereto in accordance with Section 10.02.

      SECTION 1.03. OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified. Any of the terms defined in Section
1.01 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

      SECTION 1.04. EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by reference made a part hereof.

                                   ARTICLE II.
                      SYNDICATED LOANS AND SWING LINE LOANS

   SECTION 2.01. DESCRIPTION OF REVOLVING CREDIT FACILITIES; USE OF PROCEEDS.

      (a) Subject to and upon the terms and conditions herein set forth, (i) the Syndicated Lenders hereby establish in favor of Borrower a revolving credit facility pursuant to which such Syndicated Lenders agree to make Syndicated Loans to Borrower in accordance with Section

2.02, (ii) the Issuing Lender hereby establishes in favor of Borrower a letter of credit facility pursuant to which the Issuing Lender agrees to issue Letters of Credit on behalf of Borrower in accordance with Article IIA hereof, and (iii) the Swing Line Lender hereby establishes in favor of Borrower a swing line credit facility pursuant to which the Swing Line Lender agrees to make Swing Line Loans to Borrower in accordance with Section 2.07; provided, however, that
(i) in no event may the aggregate principal Dollar Amount of all outstanding Loans and L/C Obligations exceed at any time the total Syndicated Loan Commitments from time to time in effect, (ii) in no event may the aggregate principal Dollar Amount of all outstanding Alternative Currency Loans and L/C Obligations with respect to Alternative Currency Letters of Credit exceed at any time the Alternative Currency Commitment and (iii) in no event may the aggregate outstanding principal Dollar Amount of the Syndicated Loans of each Syndicated Lender plus such Syndicated Lender's Pro Rata Share of the outstanding principal Dollar Amount of Swing Line Loans and outstanding L/C Obligations exceed such Syndicated Lender's Syndicated Loan Commitment.

      (b) The proceeds of the Syndicated Loans, the Letters of Credit and the Swing Line Loans shall be used to refinance existing indebtedness of Borrower under the Existing Credit Agreement, as working capital and for other general corporate purposes of Borrower and its Consolidated Subsidiaries, including without limitation, capital expenditures in the ordinary course of business otherwise permitted hereunder, acquisitions of the assets of, or the Capital Stock of, any other Person permitted hereunder and the payment of reasonable fees and expenses related to the Facilities.

      (c) At no time shall the number of outstanding Borrowings comprised of Eurodollar Advances exceed ten (10).

      SECTION 2.02. SYNDICATED LOANS.

      (a) Subject to and upon the terms and conditions herein set forth (including the limitation set forth in Section 2.01), each Syndicated Lender severally agrees to make to Borrower, from time to time on and after the Closing Date, but prior to the Maturity Date, Syndicated Loans in a Permitted Currency in an aggregate principal Dollar Amount outstanding at any time not to exceed an amount equal to such Syndicated Lender's Syndicated Loan Commitment less such Syndicated Lender's Pro Rata Share of the outstanding principal Dollar Amount of Swing Line Loans and outstanding L/C Obligations. Borrower shall be entitled to repay and reborrow Syndicated Loans in accordance with the provisions, and subject to the limitations, set forth herein (including the limitation set forth in Section 2.01).

      (b) Each Syndicated Loan shall, at the option of Borrower, be made or continued as, or converted into, part of one or more Borrowings that shall consist entirely of Base Rate Advances or Eurodollar Advances; provided that all Alternative Currency Loans shall be made as Eurodollar Advances only. The aggregate principal amount of each Borrowing of Syndicated Loans shall be not less than $5,000,000 or a greater integral multiple of $500,000 (or, in each case, the Alternative Currency Amount thereof), provided that each Borrowing of Syndicated Loans comprised of Base Rate Advances shall be not less than $1,000,000 or a greater integral multiple of $100,000.

      SECTION 2.03. SYNDICATED NOTES; REPAYMENT OF PRINCIPAL.

      (a) Borrower's obligations to pay the principal of, and interest on, the Syndicated Loans to each Syndicated Lender shall be evidenced by the records of the Administrative Agent and such Lender and by the Syndicated Note payable to such Lender (or the assignor of such Lender) completed in conformity with this Agreement.

      (b) All outstanding principal amounts under the Syndicated Loan Commitments shall be due and payable in full on the Maturity Date.

      SECTION 2.04. VOLUNTARY REDUCTION OF SYNDICATED LOAN COMMITMENTS. Upon at least three (3) Business Days' prior written notice to the Administrative Agent, Borrower shall have the right, without premium or penalty, to terminate the unutilized Syndicated Loan Commitments, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce the Syndicated Loan Commitments of each of the Syndicated Lenders, and (ii) any partial termination pursuant to this Section 2.04 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000. Any portion of the Syndicated Loan Commitments terminated pursuant to this Section 2.04 may not be reinstated.

      SECTION 2.05. INCREASE OF SYNDICATED LOAN COMMITMENTS.

      (a) At any time within four (4) years of the Closing Date and so long as no Default or Event of Default has occurred and is continuing, the Borrower may, by written notice to the Syndicated Lenders, request increases in the Syndicated Loan Commitments (each, a "Requested Commitment Increase") up to an amount not to exceed $500,000,000. Each Requested Commitment Increase shall be in a minimum amount of $25,000,000. No Syndicated Lender (or any successor thereto) shall have any obligation to increase its Syndicated Loan Commitment or its other obligations under this Agreement and the other Credit Documents, and any decision by a Syndicated Lender to increase its Syndicated Loan Commitment shall be made in its sole discretion independently from any other Syndicated Lender. Within fifteen (15) Business Days from each Syndicated Lender's receipt of such request from Borrower, each Syndicated Lender shall notify the Administrative Agent in writing of whether or not it will agree to increase its Syndicated Loan Commitment and by what amount it will agree to increase its Syndicated Loan Commitment, up to its Pro Rata Share of the Requested Commitment Increase. Decisions to increase a Syndicated Loan Commitment must be affirmatively communicated in writing and shall not be presumed based upon a failure to respond to Borrower's request.

      (b) In the event that the aggregate amount to which the Syndicated Lenders are willing to increase their Syndicated Loan Commitments is less than the Requested Commitment Increase based on the written notices delivered by the Syndicated Lenders to the Administrative Agent pursuant to clause (a) above, the Administrative Agent shall first offer to the Syndicated Lenders who have agreed to increase their Syndicated Loan Commitments the opportunity to further increase their Syndicated Loan Commitments up to an amount equal to the Requested Commitment Increase. Such Syndicated Lenders shall promptly respond in writing to the Administrative Agent (but, in any event, within five (5) Business Days from each Syndicated

Lender's receipt of such notice) of whether or not it will agree to further increase its Syndicated Loan Commitment and by what amount it will agree to further increase its Syndicated Loan Commitment. Within five (5) Business Days after receipt of all responses from such Syndicated Lenders, the Administrative Agent shall inform Borrower and all Syndicated Lenders in writing of the amount by which each Syndicated Lender will increase its Syndicated Loan Commitment.

      (c) In the event that the aggregate amount to which the Syndicated Lenders are willing to increase their Syndicated Loan Commitments is less than the Requested Commitment Increase based on the notice from the Administrative Agent to Borrower and all Syndicated Lenders pursuant to clause (b) above, Borrower shall have the right, within sixty days (60) after receipt of such notice from the Administrative Agent, to obtain commitments from new banks or financial institutions in an aggregate amount such that the existing Syndicated Loan Commitments, plus the aggregate principal amount by which the Syndicated Lenders are willing to increase their Syndicated Loan Commitments, plus the aggregate principal amount of the new commitments by the new banks or financial institutions does not exceed the Requested Commitment Increase; provided, however, that (i) the new banks or financial institutions must be acceptable to the Administrative Agent in its sole discretion, which acceptance will not be unreasonably withheld or delayed, and (ii) the new banks or financial institutions must become parties to this Agreement pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders, pursuant to which (x) they shall be granted all of the rights that existing Lenders have under this Agreement and the other Credit Documents and (y) they shall assume the same liabilities and obligations that the existing Lenders have under this Agreement.

      (d) The outstanding Syndicated Loans will be reallocated on the effective date of such increase among the Syndicated Lenders in accordance with their revised Syndicated Loan Commitments and Pro Rata Shares (and the Syndicated Lenders agree to make all payments and adjustments necessary to effect the reallocation and Borrower shall pay any and all costs required pursuant to Section 3.11 in connection with such reallocation as if such reallocation were a repayment; provided, that the Administrative Agent and the Borrower shall cooperate in scheduling the effective date of such increase so as to eliminate or minimize the amount of any such funding losses to the extent reasonably practicable).

      SECTION 2.06. SYNDICATED LOAN FUNDING NOTICES.

      (a) Whenever Borrower desires to obtain a Syndicated Loan with respect to the Syndicated Loan Commitments (other than one resulting from a conversion or continuation pursuant to Section 2.06(b)), it shall give the Administrative Agent prior written notice of such Borrowing substantially in the form attached hereto as EXHIBIT I (or telephonic notice promptly confirmed in writing) (a "Notice of Borrowing"), such Notice of Borrowing to be given prior to 11:00 a.m. (Charlotte, North Carolina time) at its Payment Office (x) four (4) Eurodollar Business Days prior to the requested date of such Borrower in the case of Eurodollar Advances denominated in an Alternative Currency, (y) three (3) Eurodollar Business Days prior to the requested date of such Borrowing in the case of Eurodollar Advances denominated in Dollars, and (z) on the date of such Borrowing (which shall be a Business Day) in the case of a Borrowing consisting of Base Rate Advances. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify the aggregate principal amount of the Borrowing, the date of Borrowing (which shall be a Business Day), and whether the Borrowing is to consist of Base Rate Advances or Eurodollar Advances and (in the case of Eurodollar Advances) the Permitted Currency in which such Borrowing is to be denominated and the Interest Period to be applicable thereto.

      (b) Whenever Borrower desires to convert all or a portion of an outstanding Borrowing under the Syndicated Loan Commitments, consisting of Base Rate Advances into one or more Borrowings consisting of Eurodollar Advances, or to continue outstanding a Borrowing consisting of Eurodollar Advances for a new Interest Period, it shall give the Administrative Agent at least four (4) Eurodollar Business Days' (with respect to an Alternative Currency Loan) and three (3) Eurodollar Business Days' (with respect to a Loan denominated in Dollars) prior written notice substantially in the form attached hereto as EXHIBIT J (or telephonic notice promptly confirmed in writing) (a "Notice of Conversion/Continuation"). Such notice shall be given prior to 11:00 a.m. (Charlotte, North Carolina time) on the date specified at the Payment Office of the Administrative Agent. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Advances to be converted or continued, the date of such conversion or continuation, whether the Advances are being converted into or continued as Eurodollar Advances, the Permitted Currency in which such Advances are denominated and the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Borrowing, Borrower shall have failed to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert or continue such Borrowing to a Borrowing consisting of Base Rate Advances in Dollars. So long as any Default or Event of Default shall have occurred and be continuing, no Borrowing may be converted into or continued as (upon expiration of the current Interest Period) Eurodollar Advances unless the Administrative Agent and each of the Syndicated Lenders shall have otherwise consented in writing. No conversion of any Borrowing of Eurodollar Advances shall be permitted except on the last day of the Interest Period in respect thereof.

      (c) Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from Borrower prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute the Administrative Agent's records of the terms of such telephonic notice, absent manifest error.

      (d) The Administrative Agent shall promptly give each Syndicated Lender notice by telephone (confirmed in writing) or by telecopy or facsimile transmission of the matters covered by the notices given to the Administrative Agent pursuant to this Section 2.06 with respect to the Syndicated Loan Commitments.

      SECTION 2.07. SWING LINE LOANS.

      (a) Subject to and upon the terms and conditions herein set forth (including the limitation set forth in Section 2.01), the Swing Line Lender agrees to make to Borrower, from time to time prior to the Maturity Date, Swing Line Loans in Dollars for periods of up to ninety

(90) days in an aggregate principal amount outstanding at any time not to exceed the Swing Line Commitment then in effect. Borrower shall be entitled to repay and reborrow Swing Line Loans in accordance with the provisions, and subject to the limitations, set forth herein (including the limitation set forth in Section 2.01). The aggregate principal amount of each Swing Line Loan shall be not less than $100,000 or a greater integral multiple of $100,000.

      (b)   Each Swing Line Loan shall be made as a Swing Line Advance.

      (c) Whenever Borrower desires to make a Swing Line Borrowing, it shall give the Swing Line Lender (with a copy to the Administrative Agent, unless the Administrative Agent is also the Swing Line Lender) prior written notice in the form of a Notice of Borrowing (or telephonic notice promptly confirmed in writing) of such Swing Line Borrowing prior to 11:00 a.m. (Charlotte, North Carolina time) on the date of such Swing Line Borrowing, specifying the aggregate principal amount of the Swing Line Borrowing and the date of such Swing Line Borrowing (which shall be a Business Day).

      (d) Borrower's obligations to pay the principal of, and interest on, the Swing Line Loans shall be evidenced by the records of the Administrative Agent and the Swing Line Lender and by the Swing Line Note payable to the Swing Line Lender (or the assignor of such Swing Line Lender) completed in conformity with this Agreement.

      (e) The outstanding principal amount under each Swing Line Loan shall be due and payable in full on the Maturity Date.

      (f) At any time on the request of the Swing Line Lender, each Syndicated Lender other than the Swing Line Lender shall purchase a participating interest in all outstanding Swing Line Loans in an amount equal to its Pro Rata Share (based upon on its respective Syndicated Loan Commitment) of such Swing Line Loans, and the Swing Line Lender shall furnish each Syndicated Lender with a certificate evidencing such participating interest. Such purchase shall be made on the third Business Day after such request is made; provided, however, that unless an Event of Default has occurred and is continuing on the date such request is made, the purchase of a participating interest in any Swing Line Loan outstanding as a Swing Line Advance shall not be required to be made until the expiration of the current interest period in effect for such Swing Line Loan. On the date of such required purchase, each Syndicated Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Syndicated Lender the funds for its participating interest in a Swing Line Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Syndicated Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Syndicated Lender's participating interest was outstanding and funded); provided, however, that if such payment received by the Administrative Agent is required to be returned, such Syndicated Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Syndicated Lender's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Syndicated Lender or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever, (ii) the occurrence or continuation of a Default or an Event of Default or the termination of any of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of Borrower, any of its Consolidated Subsidiaries, or any other Person, (iv) any breach of this Agreement by Borrower, any other Borrower, or any other Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that no such obligation shall exist (A) to the extent that the aggregate Swing Line Loans were advanced in excess of the Swing Line Commitment then in effect, or in excess of the limitation set forth in
Section 2.01, or (B) with respect to any Swing Line Loan where the Swing Line Lender actually advanced to Borrower net proceeds from the Swing Line Loan (and therefore was not refunding a previous Swing Line Loan) at a time when (x) the Swing Line Lender had actual knowledge that an Event of Default had occurred and then existed, and (y) the Required Lenders had not agreed to waive such Event of Default for purposes of funding such Swing Line Loan.

                                  ARTICLE IIA.
                                LETTERS OF CREDIT

      SECTION 2A.01. L/C COMMITMENT.

      (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2A.04, agrees to issue standby letters of credit ("Letters of Credit") for the account of Borrower on any Business Day from the Closing Date through but not including the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the aggregate outstanding principal Dollar Amount of the L/C Obligations would exceed the L/C Commitment, (b) the aggregate outstanding principal Dollar Amount of Alternative Currency Loans and L/C Obligations with respect to Alternative Currency Letters of Credit would exceed the Alternative Currency Commitment, or
(c) the aggregate outstanding principal Dollar Amount of Loans and L/C Obligations would exceed the total Syndicated Loan Commitments. Each Letter of Credit shall (i) be denominated in a Permitted Currency in a minimum amount of $100,000 (or the Alternative Currency Amount thereof, as applicable), (ii) be a standby letter of credit issued to support obligations of Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (i) one year after its date of issuance and (ii) the fifth (5th) Business Day prior to the Maturity Date and (iv) be subject to the Uniform Customs and/or ISP 98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Georgia. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Requirement of Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued and outstanding under this Agreement on and after the Closing Date.

      SECTION 2A.02. PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT.

      (a) Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Lending Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request (which information shall include the Permitted Currency in which the Letter of Credit shall be denominated). Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, after approving the same and receiving confirmation from the Administrative Agent that sufficient availability exists under the Syndicated Facility for the issuance of such Letter of Credit, subject to Section 2A.01 and Article IV hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than four (4) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and Borrower. The Issuing Lender shall promptly furnish to Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender's participation therein.

      SECTION 2A.03. COMMISSIONS AND OTHER CHARGES.

      (a) Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Eurodollar Advances (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 2A.03 in accordance with their respective Commitments.

      (b) In addition to the foregoing commission, Borrower shall pay the Administrative Agent, for the account of the Issuing Lender, a fronting fee, with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.125% per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

      (c) In addition to the foregoing fees and commissions, Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

      (d) The commissions, fees, charges, costs and expenses payable pursuant to this Section 2A.03 shall be payable in the Permitted Currency in which the applicable Letter of Credit is denominated.

      SECTION 2A.04. L/C PARTICIPATIONS

      (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Pro Rata Share of the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by Borrower through a Syndicated Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender in the applicable Permitted Currency upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed.

      (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2A.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender in the applicable Permitted Currency the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender in the applicable Permitted Currency on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 2A.04 shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 2A.04, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, such payment shall be due on the following Business Day.

      (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with this Section 2A.04, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

      SECTION 2A.05. REIMBURSEMENT OBLIGATION OF BORROWER.

      (a) Reimbursement by Borrower. In the event of any drawing under any Letter of Credit, Borrower agrees to reimburse (either with the proceeds of a Syndicated Loan as provided for in this Section 2A.05 or with funds from other sources), in same day funds in the applicable Permitted Currency in which such Letter of Credit was denominated, the Issuing Lender on each date on which the Issuing Lender notifies Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any amounts referred to in Section 2A.03(c) or Section 3.15(e) incurred by the Issuing Lender in connection with such payment.

      (b) Reimbursement from Syndicated Borrowing. Unless Borrower shall immediately notify the Issuing Lender that Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Base Rate Advance on such date in the Dollar Amount of (a) such draft so paid and (b) any amounts referred to in Section 2A.03(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Base Rate Advance in such Dollar Amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Syndicated Loan in accordance with this Section 2A.05 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.06(a) or Article IV. If Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Advance which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

      SECTION 2A.06. OBLIGATIONS ABSOLUTE

      (a) Borrower's obligations under this Article IIA (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and Borrower's Reimbursement Obligation under Section 2A.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to Borrower. The responsibility of the Issuing Lender to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

      SECTION 2A.07. EFFECT OF LETTER OF CREDIT APPLICATION.

      (a) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article IIA, the provisions of this Article IIA shall apply.

                                  ARTICLE III.
                               GENERAL LOAN TERMS

      SECTION 3.01. DISBURSEMENT OF FUNDS.

      (a) No later than 1:00 p.m. (Charlotte, North Carolina time) on the date of each Syndicated Loan denominated in Dollars pursuant to the Syndicated Loan Commitments (other than one resulting from a conversion or continuation pursuant to Section 2.06(b)), each Lender will make available its Pro Rata Share of such Syndicated Loan in Dollars in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will make available to Borrower the aggregate of the amounts (if any) so made available by the Syndicated Lenders to the Administrative Agent by crediting or wiring such amounts to an account specified by Borrower in the most recent notice substantially in the form of EXHIBIT K (a "Notice of Account Designation"), delivered by Borrower to the Administrative Agent or as may be otherwise agreed upon by Borrower and the Administrative Agent, by the close of business on such Business Day. In the event that the Syndicated Lenders do not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business Day).

      (b) No later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on the date of each Alternative Currency Loan pursuant to the Syndicated Loan Commitments (other than one resulting from a conversion or continuation pursuant to Section 2.06(b)), each Lender will make available its Pro Rata Share of such Alternative Currency Loan in the requested Alternative Currency in immediately available funds at the office of the Administrative Agent's Correspondent. The Administrative Agent will make available to Borrower the aggregate of the amounts (if any) so made available by the Syndicated Lenders to the Administrative Agent by crediting or wiring such amounts to the account specified by Borrower in the most recent Notice of Account Designation, by the close of business on such Business Day. In the event that the Syndicated Lenders do not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business Day).

      (c) No later than 2:00 p.m. (Charlotte, North Carolina time) on the date of each Swing Line Loan, the Swing Line Lender will make available the principal amount of the Swing Line Loan available to Borrower in Dollars by crediting or wiring such amounts to the account specified by Borrower in the most recent Notice of Account Designation.

      (d) Unless the Administrative Agent shall have been notified by any Syndicated Lender prior to the date of a Syndicated Loan Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of such Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Syndicated Lender from its obligation to fund its Syndicated Loan Commitment hereunder or to prejudice any rights which Borrower may have against any Syndicated Lender as a result of any default by such Lender hereunder.

      (e) All Syndicated Loans under the Syndicated Loan Commitments shall be loaned by the Lenders on the basis of their Pro Rata Share of the Syndicated Loan Commitments. All Swing Line Loans shall be loaned by the Swing Line Lender in accordance with Section 2.07. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fund its Commitments hereunder.

      SECTION 3.02. INTEREST.

      (a) Borrower agrees to pay interest in respect of all unpaid principal amounts of Syndicated Loans from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum equal to the applicable rates indicated below:

            (i) For Base Rate Advances--The Base Rate in effect from time to time;

            (ii) For Eurodollar Advances--The relevant LIBOR plus the Applicable Margin plus the Mandatory Cost; or

      (b) Borrower agrees to pay interest in respect of all unpaid principal amounts of the Swing Line Loans made to Borrower from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at the Base Rate in effect from time to time;

      (c) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of the Loans, and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue:

            (i) in the case of overdue principal and interest with respect to all Loans outstanding as Eurodollar Advances, at the rate otherwise applicable for the then-current Interest Period plus an additional two percent (2.0%) per annum; thereafter at the rate in effect for Base Rate Advances plus an additional two percent (2.0%) per annum; and

            (ii) in the case of overdue principal and interest with respect to all other Loans outstanding as Base Rate Advances and Swing Line Advances, and all other Obligations hereunder (other than Loans), at a rate equal to the applicable Base Rate plus an additional two percent (2.0%) per annum;

      (d) Interest on each Loan shall accrue from and including the date of such Loan to but excluding the date of any repayment thereof; provided, that if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Interest on all Base Rate Advances and Swing Line Advances shall be payable quarterly in arrears on the last calendar day of each calendar quarter in each year. Interest on all outstanding Eurodollar Advances shall be payable on the last day of each Interest Period applicable thereto, and, in the case of Interest Periods in excess of three months (in the case of Eurodollar Advances), on each day which occurs every three (3) months, as the case may be, after the initial date of such Interest Period. Interest on all Loans shall be payable on any conversion of any Advances comprising such Loans into Advances of another Type, prepayment (on the amount prepaid), at maturity (whether by acceleration, notice of prepayment or otherwise) and, after maturity, on demand; and

      (e) The Administrative Agent, upon determining LIBOR for any Interest Period, shall promptly notify by telephone (confirmed in writing) or in writing Borrower and the other Syndicated Lenders. Any such determination shall, absent manifest error, be final, conclusive and binding for all purposes.

      SECTION 3.03. INTEREST PERIODS.

      (a) In connection with the making or continuation of, or conversion into, each Borrowing of Eurodollar Advances, Borrower shall select an Interest Period to be applicable to such Eurodollar Advances, which Interest Period shall be either a one (1), two (2), three (3) or six (6) month period.

      (b) Notwithstanding paragraphs (a):

            (i) The initial Interest Period for any Borrowing of Eurodollar Advances shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing consisting of Base Rate Advances) and each Interest Period occurring thereafter in respect of a continuation of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

            (ii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of Eurodollar Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iii) Any Interest Period in respect of Eurodollar Advances which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part (iv) below, expire on the last Business Day of such calendar month; and

            (iv) No Interest Period with respect to the Loans shall extend beyond the Maturity Date.

      SECTION 3.04. FEES.

      (a) Borrower shall pay to the Administrative Agent, for the account of and distribution of the respective Pro Rata Share to each Lender, a facility fee (the "Facility Fee") for the period commencing on the Closing Date to and including the Maturity Date, computed at a rate equal to the Applicable Commitment Percentage per annum multiplied by the aggregate principal amount of the Syndicated Loan Commitments of the Lenders, such fee being payable quarterly in arrears on the date which is five (5) Business Days following the last day of each fiscal quarter of Borrower and on the Maturity Date.

      (b) Borrower shall pay to the Administrative Agent and the Lenders such arrangement fees, up front fees and other fees for their respective services in the respective amounts as previously agreed in writing by Borrower with the Administrative Agent.

      SECTION 3.05. PREPAYMENTS OF BORROWINGS.

      (a) Voluntary Prepayments.

            (i) Borrower may, at its option, prepay Borrowings at any time in whole, or from time to time in part, in amounts aggregating $1,000,000 or any greater integral multiple of $500,000 (or, in each case, the Alternative Currency Amount thereof) with respect to Eurodollar Advances, $1,000,000 or any greater integral multiple of $100,000 with respect to Base Rate Advances, and $100,000 or any greater integral multiple of $100,000 with respect to Swing Line Advances, by paying the principal amount to be prepaid (in the Permitted Currency in which such Borrowings were initially funded) together with interest accrued and unpaid thereon to the date of prepayment, together with, in the case of Eurodollar Advances, all compensation payments pursuant to Section 3.11 if such prepayment is made on a date other than the last day of the Interest Period applicable thereto.

            (ii) Borrower shall give written notice substantially in the form attached hereto as EXHIBIT L (a "Notice of Prepayment") (or telephonic notice confirmed in writing) to the Administrative Agent of any intended prepayment of the Loans not less than
(A) four (4) Business Days prior to any prepayment of Alternative Currency Loans, (B) three (3) Business Days prior to any prepayment of Eurodollar Advances denominated in Dollars and (C) one (1) Business Day prior to any prepayment of Base Rate Advances and Swing Line Advances. Such notice, once given, shall be irrevocable and shall specify (w) the date of repayment, (x) the amount of repayment, (y) whether the repayment is of Syndicated Loans, Swing Line Loans, or a combination thereof (including the amount allocable to each) and (z) whether the repayment is of Eurodollar Advances denominated in an Alternative Currency, Eurodollar Advances denominated in Dollars, Base Rate Advances, Swing Line Loans or a combination thereof (including the amount allocable to each). Upon receipt of such notice of prepayment, the Administrative Agent shall promptly notify each Lender of the contents of such notice and of such Lender's share of such prepayment.

            (iii) In the absence of a designation by Borrower, the Administrative Agent shall, subject to the foregoing, make such designation in its sole discretion. All voluntary prepayments shall be applied to the payment of interest on the Borrowings prepaid before application to principal.

      (b) Mandatory Prepayments.

            (i) If at any time (as determined by the Administrative Agent under clause (ii) below), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (A) solely as a result of currency fluctuation, (I) the outstanding principal amount of all Syndicated Loans exceeds one hundred and five percent (105%) of the Syndicated Loan Commitments less the sum of all outstanding Swing Line Loans and L/C Obligations, or (II) the outstanding principal amount of all Alternative Currency Loans and L/C Obligations with respect to Alternative Currency Letters of Credit exceeds one hundred and five percent (105%) of the Alternative Currency Commitment, and (B) for any other reason, (I) the outstanding principal amount of all Syndicated Loans plus Swing Line Loans plus L/C Obligations exceeds the Syndicated Loan Commitments, (II) the outstanding principal amount of all Alternative Currency Loans and L/C Obligations with respect to Alternative Currency Letters of Credit exceeds the Alternative Currency Commitment, (III) the outstanding principal amount of all Swing Line Loans exceeds the Swing Line Commitment, or (IV) the outstanding amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, Borrower shall immediately repay Loans, in the currency in which such Loans were initially funded, in an amount necessary to eliminate such excess.

            (ii) Borrowers' compliance with this Section 3.05(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on (A) the date on which a Borrower requests the Lenders to make an Advance or the Issuing Lender to issue a Letter of Credit. Each such repayment pursuant to this Section 3.05(b) shall be accompanied by any amount required to be paid pursuant to Section 3.11.

      SECTION 3.06. PAYMENTS, ETC.

      (a) Except as otherwise specifically provided herein, all payments under this Agreement and the other Credit Documents shall be made without defense, set-off or counterclaim to the

Administrative Agent, (i) not later than 12:00 Noon (Charlotte, North Carolina time) on the date when due with respect to any Loan or Letter of Credit, denominated in Dollars (including any fee, commission or other amount with respect thereto) or 11:00 a.m. (the time of the Administrative Agent's Correspondent) on the date when due with respect to any Alternative Currency Loan or Alternative Letter of Credit (including any fee, commission or other amount with respect thereto) and (ii) shall be made in Dollars or such Alternative Currency as applicable, in immediately available funds at its Payment Office.

      (b) (i) All such payments shall be made free and clear of and without deduction or withholding for any Taxes in respect of this Agreement, the Notes or other Credit Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder (but excluding, except as provided in paragraph (iii) hereof, any Taxes imposed on the overall net income of the Lenders pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such Lender is located). If any Taxes are so levied or imposed, Borrower agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Notes and other Credit Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Section 3.06), will not be less than the full amount provided for herein had no such deduction or withholding been required, (B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. Borrower will furnish to the Administrative Agent and each Lender, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower will indemnify and hold harmless the Administrative Agent and each Lender and reimburse the Administrative Agent and each Lender upon written request for the amount of any Taxes so levied or imposed and paid by the Administrative Agent or Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by such Lender or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes.

            (ii) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to Borrower and the Administrative Agent, on the Closing Date and otherwise prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by Borrower hereunder) and to provide to Borrower and the Administrative Agent a new Form W-8ECI or Form W-8BEN or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form.

            (iii) Borrower shall also reimburse the Administrative Agent and each Lender, upon written request, for any Taxes imposed (including, without limitation, Taxes imposed on the overall net income of the Administrative Agent or Lender or its applicable Lending Office pursuant to the laws of the jurisdiction in which the principal executive office or the applicable Lending Office of the Administrative Agent or Lender is located) as the Administrative Agent or Lender shall determine are payable by the Administrative Agent or Lender in respect of amounts paid by or on behalf of Borrower to or on behalf of the Administrative Agent or Lender pursuant to paragraph (i) hereof.

      (c) Subject to Section 3.03(ii), whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

      (d) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), except that interest on Base Rate Advances and Alternative Currency Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days for the actual number of days. Interest on Base Rate Advances shall be calculated based on the Base Rate from and including the date of such Loan to but excluding the date of the repayment or conversion thereof. Interest on Swing Line Advances shall be calculated based on the Base Rate from and including the date of such Loan to but excluding the date of the repayment or conversion thereof. Interest on Eurodollar Advances shall be calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

      (e) Payment by Borrower to the Administrative Agent in accordance with the terms of this Agreement shall, as to Borrower, constitute payment to the Lenders under this Agreement.

      SECTION 3.07. INTEREST RATE NOT ASCERTAINABLE, ETC.

      In the event that the Administrative Agent or any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that (a) on any date for determining LIBOR for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Administrative Agent's or such Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR, (b) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) that increases the costs of the Administrative Agent or any Lender to make Loans in an Alternative Currency or (c) it has become otherwise materially impractical for the Administrative Agent or any Lender to make Loans in an Alternative Currency, then, and in any such event, the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the Lenders, of such determination and a summary of the basis for such determination. Until the Administrative Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make Alternative Currency Loans in such Alternative Currency or make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances, as applicable, shall be suspended, and such affected Advances shall be repaid or converted to a Base Rate Advance in Dollars; provided that if Borrower elects to make such conversion, Borrower shall pay any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

      SECTION 3.08. ILLEGALITY.

      (a) In the event that any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Advance or any Alternative Currency Loan has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Borrower and to the Administrative Agent of such determination and a summary of the basis for such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders).

      (b) Upon the giving of the notice to Borrower referred to in subsection
(a) above, (i) Borrower's right to request and such Lender's obligation to make Eurodollar Advances or such Alternative Currency Loan, as applicable, shall be immediately suspended, and such Lender shall make a Base Rate Advance in Dollars as part of the requested Borrowing of Eurodollar Advances, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing, and
(ii) if the affected Eurodollar Advances or Alternative Currency Loans, as applicable, are then outstanding, such Advances or Loans shall be repaid or converted to a Base Rate Advance in Dollars; provided that if Borrower elects to make such conversion, Borrower shall pay any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion; provided further that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this
Section 3.08(b).

      SECTION 3.09. INCREASED COSTS.

      (a) (i) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                  (A) any Lender (or its applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Advances or Alternative Currency Loans, as applicable, or its obligation to make Eurodollar Advances or Alternative Currency Loans, as applicable, or the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or Alternative Currency Loans, as applicable, or its obligation to make Eurodollar Advances or Alternative Currency Loans, as applicable, shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender's principal executive office or applicable Lending Office is located); or

                  (B) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Advances or Alternative Currency Loans, as applicable, or its obligation to make Eurodollar Advances or Alternative Currency Loans, as applicable, shall be imposed on any Lender or its applicable Lending Office or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Advances or Alternative Currency Loans, as applicable, or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office, or

            (ii) in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material;

then, in the case of (i) or (ii) above, upon written notice from and demand by such Lender on Borrower (with a copy of such notice and demand to the Administrative Agent), Borrower shall pay to the Administrative Agent for the account of such Lender within five (5) Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost or reduced yield. A certificate as to the amount of such increased cost or reduced yield submitted to Borrower and the Administrative Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

      In addition, if at any time a Eurodollar Reserve Percentage greater than 0% is imposed on any Lender, Borrower shall pay to such Lender additional interest on the unpaid principal amount of the Eurodollar Advances denominated in Dollars of such Lender until such principal amount is paid in full at an interest rate per annum equal at all times to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable LIBOR for such Eurodollar Advance for such Interest Period by (ii)
1.00 minus the Eurodollar Reserve Percentage, payable on each date on which interest is payable on such Eurodollar Advance. Such additional interest, if any, shall be determined by such Lender and notified to Borrower through the Administrative Agent.

      (b) If any Lender shall advise the Administrative Agent that at any time, because of the circumstances described in clauses (x) or (y) in Section 3.09(a) or any other circumstances beyond such Lender's reasonable control arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's position in such markets, LIBOR as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Advances, then, and in any such event:

            (i) the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the other Lenders of such advice;

            (ii) Borrower's right to request and such Lender's obligation to make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances shall be immediately suspended; and

            (iii) such Lender shall make a Base Rate Advance in Dollars as part of the requested Borrowing of Eurodollar Advances, as the case may be, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing.

      (c) Each Lender or Administrative Agent shall make written demand on Borrower for indemnification or compensation pursuant to this Section 3.09 no later than sixty (60) days after the event giving rise to the claim for indemnification or compensation occurs. In the event that any Lender or Administrative Agent fails to give Borrower notice within the time limitations prescribed in the foregoing sentence, Borrower shall not have any obligation to pay such claim for compensation or indemnification for such period of delay.

      SECTION 3.10. LENDING OFFICES.

      (a) Each Lender agrees that, if requested by Borrower, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate an alternate Lending Office with respect to any of its Eurodollar Advances or Alternative Currency Loans, as applicable, affected by the matters or circumstances described in Sections 3.06(b), 3.07, 3.08 or 3.09 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Lender as determined by such Lender, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 3.10 shall affect or postpone any of the obligations of Borrower or any right of any Lender provided hereunder.

      (b) If any Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) issues a public announcement with respect to the closing of its lending offices in the United States such that any withholdings or deductions and additional payments with respect to Taxes may be required to be made by Borrower thereafter pursuant to Section 3.06(b), such Lender shall use reasonable efforts to furnish Borrower notice thereof as soon as practicable thereafter; provided, however, that no delay or failure to furnish such notice shall in any event release or discharge Borrower from its obligations to such Lender pursuant to Section 3.06(b) or otherwise result in any liability of such Lender.

      SECTION 3.11. FUNDING LOSSES. Borrower shall compensate each Lender, upon its written request to Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Advances and any foreign exchange costs), to the extent not recoverable by such Lender in connection with a re-employment of such funds and including loss of anticipated profits, which the Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of, or conversion to or continuation of, Eurodollar Advances to Borrower does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions pursuant to Section 3.08(b)) of any Eurodollar Advances by Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii) if, for any reason, Borrower defaults in its obligation to repay its Eurodollar Advances when required by the terms of this Agreement. In no circumstance will Borrower be responsible for losses (other than administrative costs) where interest rates have increased as of the date of determination of funding losses hereunder.

      SECTION 3.12. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR ADVANCES. Calculation of all amounts payable to a Lender under this Article III shall be made as though that Lender had actually funded its relevant Eurodollar Advances through the purchase of deposits in the relevant market in the applicable Permitted Currency bearing interest at the rate applicable to such Eurodollar Advances in an amount equal to the amount of the Eurodollar Advances and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar Advances from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article III.

      SECTION 3.13. APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments in respect of Loans and payments in respect of any fee, commission or other amount payable to the Lenders under this Agreement or any Note shall be apportioned among all outstanding Commitments and Loans to which such payments relate, proportionately to the Lenders' respective Pro Rata Share of such Commitments and outstanding Loans. The Administrative Agent shall promptly distribute to each Lender at its Payment Office or such other address as any Lender may request its Pro Rata Share of all such payments received by the Administrative Agent; provided that the Issuing Lender's fees and L/C Participants' commissions shall be paid to the Issuing Lender and L/C Participants, as applicable.

      SECTION 3.14. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy
Code) of the Obligations (whether
voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata portion of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders and Administrative Agent of such receipt, and (ii) purchase from the other Lenders such participations in the affected obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest unless the Lender obligated to return such funds is required to pay interest on such funds. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

      SECTION 3.15. ALTERNATIVE CURRENCY MATTERS.

      (a) Effectiveness of Euro Provisions. With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of this Section 3.15 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

      (b) Basis of Accrual. Subject to clause (a) above, with respect to the currency of any state that becomes a Participating Member State, the accrual of interest or fees expressed in this Agreement with respect to such currency shall be based upon the applicable convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the Euro, which such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

      (c) Redenomination of Alternative Currency Loans.

            (i) Conversion to the Alternate Base Rate. If any Alternative Currency Loan is required to bear interest based on the Base Rate rather than the Eurodollar Rate pursuant to Section 3.07, Section 3.08 or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Loan, all subject to the provisions of
Section 3.05(b). The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 3.11.

            (ii) Redenomination of Loans. Subject to clause (a) above, any Loan to be denominated in the currency of the applicable Participating Member State shall be made in the Euro.

            (iii) Redenomination of Obligations. Subject to clause (a) above hereof, any obligation of any party under this Agreement or any other Credit Document which has been denominated in the currency of a Participating Member State shall be redenominated into the Euro.

            (iv) Further Assurances. The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request.

      (d) Regulatory Limitation. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make or continue Loans or issue or extend Letters of Credit (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. Section 84, as amended, the regulations promulgated thereunder and any other Requirement of
Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. Section 84, as amended, and the regulations promulgated thereunder, or any other Requirement of Law, the amount of additional Loans or Letters of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Pro Rata Share and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Loans and Letters of Credit outstanding hereunder by an amount sufficient to comply with such maximum amounts.

      (e) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent, any Issuing Lender or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent, any Issuing Lender or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent, any Issuing Lender or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the Euro, or (iv) any currency exchange loss that the Administrative Agent, any Issuing Lender or any applicable Lender sustains as a result of any payment being made by the Borrower in a currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative

Agent or any applicable Lender under this Agreement. A certificate of the Administrative Agent, such Issuing Lender or such applicable Lender setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent, such Issuing Lender or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

      (f) Exchange Rates. For purposes of determining the Borrower's compliance with Section 3.05(b)(i)(A) or the borrowing limits set forth in Section 2.01 and
Section 2A.01, the Dollar Amount of any Alternative Currency Loan or Alternative Currency Letter of Credit to be made, continued, converted or issued shall be determined in accordance with the terms of this Agreement by the Administrative Agent (in respect of the most recent Revaluation Date). Such Dollar Amount shall become effective as of such Revaluation Date for such Alternative Currency Loan or Alternative Currency Letter of Credit and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Alternative Currency Loan or Alternative Currency Letter of Credit.

      (g) Rounding and Other Consequential Changes. Subject to clause (a) above, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the Euro in Participating Member States.

      (h) Continuity of Contract. The parties hereto agree that the occurrence or non-occurrence of EMU, any event or events associated with EMU and/or the introduction of the Euro in all or any part of the European Union (a) will not result in the discharge, cancellation, rescission or termination in whole or in part of this Agreement or any other Credit Document, (b) will not give any party the right to cancel, rescind, terminate or vary this Agreement or any other Credit Document and (c) will not give rise to an Event of Default, in each case other than as specifically provided in this Agreement.

      SECTION 3.16. BENEFITS TO GUARANTORS. In consideration of the execution and delivery by the Guarantors of the Guaranty Agreements, Borrower agrees, subject to the terms hereof, to make extensions of credit hereunder available to the Guarantors.

                                   ARTICLE IV.
                 CONDITIONS TO BORROWINGS AND LETTERS OF CREDIT

         The obligations of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit to Borrower hereunder subject to the satisfaction of the following conditions:

      SECTION 4.01. CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTERS OF CREDIT. On the Closing Date, Borrower shall have satisfied each of the following conditions:

      (a) Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 3.04 and any other accrued and unpaid fees, out-of-pocket expenses or commissions due hereunder (including, without limitation, legal fees and expenses) related to due diligence performed by the Administrative Agent or in connection with the closing of the transactions contemplated by this Agreement.

      (b) The indebtedness under the Existing Credit Agreement shall be repaid in full and terminated and the Administrative Agent shall have received a pay-off letter in form and substance satisfactory to each of them evidencing such repayment and termination.

      (c) The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

      (d) The Administrative Agent shall have received the following, in form and substance reasonably satisfactory in all respects to the Lenders and (except for the Notes) in sufficient number for each Lender:

            (i) the duly executed counterparts of this Agreement;

            (ii) the duly executed Syndicated Notes and the duly executed Swing Line Note;

            (iii) the duly executed Guaranty Agreements;

            (iv) a duly executed certificate of Borrower, in substantially the form of EXHIBIT E attached hereto and appropriately completed, certifying that
(i) the representations and warranties set forth in Article 5 hereof are true and correct on and as of such date with the same effect as though made on and as of such date, (ii) Borrower and the Guarantors are in compliance with all the terms and provisions set forth in this Agreement and the other Credit Documents or their respective parts to be observed or performed, (iii) on the Closing Date, no Default or Event of Default, will have occurred or be continuing and
(iv) as of the Closing Date, there has been no materially adverse change in the financial condition of Borrower and its Subsidiaries as reflected in the pro forma financial statements delivered to the Administrative Agent prior to the Closing Date;

            (v) a duly executed solvency certificate of Borrower and the Guarantors, in form and substance satisfactory to the Lenders;

            (vi) certificates of the Secretary or Assistant Secretary of each of the Credit Parties attaching and certifying copies of the resolutions of the boards of directors of the Credit

Parties, authorizing as applicable the execution, delivery and performance of the Credit Documents;

            (vii) certificates of the Secretary or an Assistant Secretary of each of the Credit Parties certifying (i) the name, title and true signature of each officer of such entities executing the Credit Documents, and (ii) the bylaws or comparable governing documents of such entities;

            (viii) certified copies of the certificate or articles of incorporation of each Credit Party certified by the Secretary of State or the Secretary or Assistant Secretary of such Credit Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party;

            (ix) copies of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by any material Contractual Obligation of the Credit Parties, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the other documents to be executed and delivered hereunder, and such consents, authorizations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

            (x) certificates of insurance issued on behalf of insurers of Borrower and the Guarantors, describing in reasonable detail the types and amounts of insurance maintained by Borrower and the Guarantors;

            (xi) the favorable opinion of Jones Day, counsel to the Credit Parties, substantially in the form of EXHIBIT F-1 addressed to the Administrative Agent and each of the Lenders and the favorable opinion of in-house general counsel to the Credit Parties, substantially in the form of EXHIBIT F-2 addressed to the Administrative Agent and each of the Lenders;

            (xii) all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Credit Documents shall be reasonably satisfactory in form and substance to the Required Lenders;

            (xiii) projected income statements, projected balance sheets, and projected statements of cash flow of the Consolidated Companies, all prepared in accordance with GAAP, on an annual basis for the five (5) year period following the Closing Date;

            (xiv) unaudited financial statements of the Consolidated Companies for all interim quarterly periods ending after September 30, 2004 and through the Closing Date;

            (xv) audited financial statements for the Consolidated Companies for the fiscal year ended December 31, 2003; and

            (xvi) a certificate of the chief financial officer of the Borrower as to the calculation of the Applicable Margin and Applicable Commitment Percentage as of the Closing Date after giving pro forma effect to the closing of the Facility and attaching the calculations thereof.

      SECTION 4.02. CONDITIONS TO ALL LOANS. At the time of the making of all Loans or the issuance or extension of any Letter of Credit (before as well as after giving effect to such Loans or Letters of Credit and to the proposed use of the proceeds thereof), or the conversion or continuation of any Loan, the following conditions shall have been satisfied or shall exist:

      (a) there shall exist no Default or Event of Default;

      (b) all representations and warranties by Borrower contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loans (other than the representations and warranties given as of a specific date);

      (c) the Loans to be made or Letters of Credit to be issued and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Administrative Agent or any Lender in a violation of, the Margin Regulations or any other material law, rule, injunction, or regulation, or determination of any court of law or other governmental authority applicable to Borrower; and

      (d) Borrower shall be in compliance with the borrowing limits set forth in
Section 3.05(b).

      Each request for a new Borrowing or Letter of Credit and the acceptance by Borrower of the proceeds thereof (including the continuation or conversion of an existing Borrowing) shall constitute a representation and warranty by Borrower, as of the date of the Loans comprising such Borrowing or the issuance of such Letter of Credit, that the applicable conditions specified in Sections 4.01 and
4.02 have been satisfied or waived in writing.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

      Borrower (as to itself and all other Consolidated Companies) represents and warrants as follows:

      SECTION 5.01. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Credit Parties is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Credit Parties (i) has the corporate power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where the failure to duly qualify or to comply with applicable Requirements of Law would not have a Materially Adverse Effect.

      SECTION 5.02. CORPORATE POWER; AUTHORIZATION. Each of the Credit Parties has the corporate power and authority to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained.

      SECTION 5.03. ENFORCEABLE OBLIGATIONS. This Agreement and each other Credit Document has been duly authorized, executed and delivered by the respective Credit Parties, and this Agreement and each other Credit Document constitute legal, valid and binding obligations of the Credit Parties, respectively, enforceable against the Credit Parties in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      SECTION 5.04. NO CONTRACTUAL OR LEGAL BAR. The execution, delivery and performance by Borrower and each Guarantor of the Credit Documents to which it is a party (a) will not contravene any material provision of any Requirement of Law, (b) will not conflict with or be inconsistent with or result in any breach of, or constitute a default under, any Contractual Obligations of any Consolidated Company that would result in liability to any Credit Party of $500,000 or more in the aggregate or otherwise result in a Materially Adverse Effect, (c) will not violate any provision of the certificate of incorporation (or equivalent thereof) or bylaws (or equivalent thereof) of Borrower or any Guarantor, (d) will not require the consent, approval or authorization of any governmental or non-governmental authority or Person and (e) will not result in the creation of any Lien upon the assets or properties of Borrower and its Subsidiaries, other than those Liens permitted under Section 7.01.

      SECTION 5.05. NO MATERIAL LITIGATION OR INVESTIGATIONS. No litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of Borrower, threatened by or against any of the Consolidated Companies, or against any of their respective properties or rights, existing or future (a) with respect to any Credit Document or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would reasonably be expected to have a Materially Adverse Effect.

      SECTION 5.06. INVESTMENT COMPANY ACT, ETC. None of the Consolidated Companies is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). None of the Consolidated Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Credit Document.

      SECTION 5.07. MARGIN REGULATIONS. No part of the proceeds of any of the Loans or Letters of Credit will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

      SECTION 5.08. COMPLIANCE WITH ENVIRONMENTAL LAWS.

      (a) The Consolidated Companies have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Materially Adverse Effect.

      (b) None of the Consolidated Companies has received any notice of violation, or notice of any action, either judicial or administrative, from any governmental authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Substance, waste or hazardous waste by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Materially Adverse Effect.

      (c) The Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required material permits, licenses and approvals for (i) the emission of air pollutants or contaminants, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes.

      SECTION 5.09. INSURANCE. The Credit Parties currently maintain insurance with respect to their respective properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than those amounts which are, customary for such companies under similar circumstances; provided, however, that the Company may self insure in amounts satisfactory to management, subject to the provisions of Section 6.06(a). The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect.

      SECTION 5.10. NO DEFAULT. None of the Consolidated Companies is in default under or with respect to any material Contractual Obligation in any respect.

      SECTION 5.11. NO BURDENSOME RESTRICTIONS. None of the Consolidated Companies is a party to or bound by any Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Materially Adverse Effect.

      SECTION 5.12. TAXES. Each of the Consolidated Companies has filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions ("taxes" in this Section 5.12) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books or where the aggregate sum of taxes unpaid is less than $500,000); and no tax liens have been filed and, to the knowledge of Borrower, no claims are being asserted with respect to any such taxes, fees or other charges.

      SECTION 5.13. SUBSIDIARIES. Schedule 5.13 accurately describes as of the Closing Date (1) the complete name of each Subsidiary of Borrower, (2) the jurisdiction of incorporation or organization of each Subsidiary of Borrower,
(3) the ownership of all issued and outstanding Capital Stock of each Subsidiary of Borrower and (4) whether such Subsidiary is a Material Subsidiary. Except as disclosed on Schedule 5.13, Borrower has no Subsidiaries and neither Borrower nor any Subsidiary is a joint venture partner or general partner in any partnership. Each of the Subsidiaries that is not a Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where the failure to so qualify would have a Materially Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now as now conducted in each case where the failure to have the same would have a Materially Adverse Effect.

      SECTION 5.14. FINANCIAL STATEMENTS. The audited balance sheet of the Consolidated Companies as of December 31, 2003, and the related audited statements of income and retained earnings and cash flows for the fiscal year then ended, copies of which have been delivered to the Lenders, are complete and correct and fairly present, in conformity with GAAP, the financial position of the Consolidated Companies as of such date and time. The Consolidated Companies do not have any material contingent obligations, contingent liabilities or other obligations which are not reflected in the balance sheet referenced above or the footnotes thereto. Since December 31, 2003, there have been no changes with respect to the Consolidated Companies which has had or would reasonably be expected to have a Materially Adverse Effect.

      SECTION 5.15. ERISA.

      (a) Identification of Plans. (i) None of the Consolidated Companies nor any of their respective ERISA Affiliates maintains or contributes to, or has during the past two years maintained or contributed to, any Plan that is subject to Title IV of ERISA, and (ii) none of the Consolidated Companies maintains or contributes to any Foreign Plan;

      (b) Compliance. Each Plan and each Foreign Plan maintained by the Consolidated Companies have at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan maintained or contributed to by such Consolidated Company or any ERISA

Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404, or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would in the aggregate have a Materially Adverse Effect;

      (c) Liabilities. The Consolidated Companies are subject to no liabilities (including withdrawal liabilities) with respect to any Plans or Foreign Plans maintained or contributed to by such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing such Plan and to pay current contributions, expenses and premiums with respect to such Plans or Foreign Plans, where such liabilities, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would in the aggregate have a Materially Adverse Effect;

      (d) Funding. The Consolidated Companies and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed by any of them under the terms of each Plan and applicable law, and
(b) required to be paid as expenses by any of them (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Materially Adverse Effect. No Plan maintained by a Consolidated Company subject to Title IV of ERISA has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA, determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would have a Materially Adverse Effect if such amount were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits other than those accrued on Borrower's financial statements.

      (e) With respect to any Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction where the Foreign Subsidiary maintains its principal place of business or in which the Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Plans, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would not have a Materially Adverse Effect.

      SECTION 5.16. POSSESSION OF FRANCHISES, LICENSES, ETC. . Each of the Consolidated Companies possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and none of the Consolidated Companies is in violation of any thereof in any material respect.

      SECTION 5.17. PATENTS, TRADEMARKS, LICENSES, ETC. (i) The Consolidated Companies have obtained and hold in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted and where the result of a failure to obtain and hold such patents, trademarks, service marks, trade names, copyrights, licenses and other such rights would have a Materially Adverse Effect, and (ii) to the best of Borrower's knowledge, no product, process, method, service or other item presently sold by or employed by any Consolidated Company in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other person and there is not presently pending, or to the knowledge of Borrower, threatened, any claim or litigation against or affecting any Consolidated Company contesting such Person's right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Materially Adverse Effect.

      SECTION 5.18. OWNERSHIP OF PROPERTY. Each Consolidated Company has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other material assets, as such properties are reflected in the most recent financial statements delivered by Borrower to the Administrative Agent, other than properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Agreement, subject to no Lien or title defect of any kind, except Liens permitted under Section 7.01. The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective leases.

      SECTION 5.19. FINANCIAL CONDITION. On the Closing Date and after giving effect to the transactions contemplated by this Agreement, the Guaranty Agreements and the other Credit Documents, including without limitation, the use of the proceeds of the Loans as provided in Section 2.01(b), each of the Credit Parties is Solvent.

      SECTION 5.20. LABOR MATTERS. The Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Materially Adverse Effect, and, to the best knowledge of Borrower, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company which if they occurred, would reasonably be expected to have a Materially Adverse Effect. The hours worked and payment made to employees of the Consolidated Companies have not been in violation in any material respect of the Fair Labor Standards Act (in the case of Consolidated Companies that are not Foreign Subsidiaries) or any other applicable law dealing with such matters. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies in all jurisdictions where the failure to pay or accrue such liabilities would reasonably be expected to have a Materially Adverse Effect.

      SECTION 5.21. PAYMENT OR DIVIDEND RESTRICTIONS. None of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company.

      SECTION 5.22. OUTSTANDING INDEBTEDNESS. Schedule 5.22 lists all outstanding Indebtedness of the Consolidated Companies as of September 30, 2004, and since September 30,

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2004, no additional material Indebtedness has been incurred by the Consolidated
Companies. There exists no default under the provisions of any instrument evidencing or securing Indebtedness of Borrower or any of its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Material Adverse Effect.

      SECTION 5.23. DISCLOSURE. No representation or warranty contained in this Agreement (including the Schedules attached hereto) or in any other document furnished from time to time pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect as of the date made or deemed to be made. The projections delivered pursuant to Section 4.01(c)(xiii) represent good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of Borrower and its Subsidiaries for the period included in such projections, however, such projections do not constitute a representation, warranty, or covenant regarding the Consolidated Companies' future financial performance. There is no fact known to Borrower which is having, or is reasonably expected to have, a Materially Adverse Effect.

      SECTION 5.24. OFAC.. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; or (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 15% of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and (iv) none of the proceeds from the loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

                                   ARTICLE VI.
                              AFFIRMATIVE COVENANTS

      So long as any Commitment remains in effect hereunder or any Obligation shall remain unpaid, Borrower will (unless waived in writing by the Required Lenders):

      SECTION 6.01. CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, (A) its corporate existence, except (i) for mergers, divestitures and consolidations permitted pursuant to
Section 7.03, and (ii) that a Subsidiary that is not a Material Subsidiary may dissolve, so long as either it has no assets or transfers all of its assets to one or more other Consolidated Companies; and (B) except where the failure to be so qualified would reasonably be expected to have a Materially Adverse Effect, its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary.

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

      SECTION 6.02. COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply with, all Requirements of Law (including, without limitation, the Environmental Laws, ERISA and employee benefit laws) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Materially Adverse Effect.

      SECTION 6.03. PAYMENT OF TAXES AND CLAIMS, ETC. Pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto or the aggregate sum of taxes unpaid is less than $500,000.

      SECTION 6.04. KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions in accordance with GAAP.

      SECTION 6.05. VISITATION, INSPECTION, ETC. (a) Prior to the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Lender at such Lender's expense after reasonable notice during regular business hours (which date of visit shall be mutually agreed upon but shall not be later than 2 weeks after the date requested by such Lender) to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of Borrower and its Subsidiaries. Prior to the occurrence of a Default, each Lender shall be entitled to no more than two (2) such visits and inspections per year.

      (b) After the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Lender at Borrower's expense to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of Borrower and its Subsidiaries.

      (c) To cooperate and assist, and to cause each of its Subsidiaries to cooperate and assist, in such visits and inspections set forth in paragraphs (a) and (b) above in this Section, in each case at such reasonable times and as often as may reasonably be desired; provided, however, that (i) in no event shall any Lender have access to information prohibited by law, and (ii) in the event any Lender desires to inspect confidential matters (which matters shall in no event include financial information and data of Borrower or its Subsidiaries or other information the Lenders may require in order to determine compliance this Agreement) under this Section, such Lender shall executed a confidentiality agreement relating to such matters, which agreement shall contain reasonable terms acceptable to such Lender and its counsel. Notwithstanding the foregoing, Wachovia may disclose confidential information to governmental regulatory authorities in connection with any regulatory examination of Wachovia or in accordance with Wachovia's regulatory compliance policy if Wachovia deems necessary for the mitigation of claims by those authorities against Wachovia or any of its subsidiaries or affiliates.

      SECTION 6.06. INSURANCE; MAINTENANCE OF PROPERTIES.

      (a) Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as are customary for such companies under similar circumstances; provided, however, that the Credit Parties may self-insure in amounts satisfactory to management. Upon the request of the Administrative Agent, Borrower shall file with the Administrative Agent a detailed list of such insurance then in effect stating the names of the insurance companies, the limits of liability of insurance, the date of expiration thereof, the Property and risks covered thereby and the insured with respect thereto, and, within 60 days after notice in writing from the Administrative Agent, obtain such additional insurance as the Required Lenders may reasonably request as a result of a material change in the circumstances or conditions affecting Borrower's business specifically or its type of business generally, provided that such additional insurance is available at a commercially reasonable cost.

      (b) Cause, and cause each of the Consolidated Companies to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.06 shall prevent Borrower from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of Borrower, desirable in the conduct of its business or the business of any Consolidated Company.

      (c) Maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of the businesses of the Consolidated Companies as presently conducted, where the result of failure to obtain and hold such benefits would have a Materially Adverse Effect.

      SECTION 6.07. REPORTING COVENANTS. Furnish to each Lender:

      (a) Annual Financial Statements. As soon as available and in any event within the earlier of (i) eighty (80) days after the end of each fiscal year of Borrower and (ii) five (5) days after the date of any required public filing thereof, audited balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related audited statements of income, and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of the independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

      (b) Quarterly Financial Statements. As soon as available and in any event within the earlier of (i) fifty (50) days after the end of each fiscal quarter of Borrower (other than the fourth fiscal quarter) and (ii) five (5) days after the date of any required public filing thereof for such fiscal quarter, balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of Borrower's fiscal year ended at the end of such quarter, presented on a consolidated basis, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and accompanied by a certification by the chief financial officer or treasurer of Borrower that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of Borrower's fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

      (c) No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (a) and (b) above, a certificate (with supporting details) of the chief financial officer or treasurer of Borrower substantially in the form of EXHIBIT H attached hereto (the "Compliance Certificate") (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Default under this Agreement, or if there exists an Event of Default or a Default hereunder, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Sections 6.08, 7.01, 7.04 and 7.05 and the definition of "Material Subsidiaries";

      (d) Auditor's Statement. Together with the financial statements required pursuant to subsection (a) above, a statement of the accountants who prepared the report referred to therein, to the effect that, in connection with their audit, nothing has come to their attention which would cause them to believe that Borrower failed to comply with the terms, covenants, provisions or conditions of Sections 6.08, 7.01, 7.04 or 7.05, insofar as they relate to accounting matters;

      (e) Notice of Default. Promptly, and no later than five (5) Business Days after any Executive Officer of Borrower has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the chief financial officer or treasurer of Borrower specifying the nature thereof and the proposed response thereto;

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

      (f) Litigation and Investigations. Promptly, and no later than ten (10) Business Days after any Executive Officer of Borrower has notice or knowledge thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof, or the threat of any such action, suit, proceeding, investigation or arbitration;

      (g) Environmental Notices. Promptly, and no later than ten (10) Business Days after any Executive Officer of Borrower has notice or knowledge thereof, notice of any actual or alleged violation, or notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in a Materially Adverse Effect;

      (h) ERISA. (i) Promptly, and no later than ten (10) Business Days after any Executive Officer of Borrower has notice or knowledge thereof, (A) with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations); or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404 or 419 of the Tax Code, or any tax, penalty or liability under any Requirement of Law applicable to any Foreign Plan, where any such taxes, penalties or liabilities could result in a Material Adverse Effect;

            (ii) Promptly after such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under
Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or
under Section 401(a)(29) or 412 of the Tax Code with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof;

            (iii) Promptly after receipt, any notice received by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan maintained or contributed to by such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code;

            (iv) Upon the request of the Administrative Agent, promptly upon the filing thereof with the Internal Revenue Service ("IRS") or the Department of Labor ("DOL"), a copy of IRS Form 5500 or annual report for each Plan maintained by any Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA;

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

            (v) Upon the request of the Administrative Agent, but no more frequently than twice each calendar year, (A) true and complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan maintained or contributed to by any Consolidated Company from the IRS, PBGC or DOL, received within the preceding 12 months, (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan maintained or contributed to by the Consolidated Companies or any ERISA Affiliate thereof filed within the preceding 12 months, or (C) a current statement of withdrawal liability for each Multiemployer Plan contributed to by any Consolidated Company or any ERISA Affiliate thereof;

                  (B) Promptly, and no later than give (5) Business Days after any Executive Officer has notice of knowledge thereof, notice that (i) any material contributions to any Foreign Plan have not been made by the required due date for such contribution and such default cannot immediately be remedied,
(ii) any Foreign Plan is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time, or (iii) a material change is anticipated to any Foreign Plan that may have a Materially Adverse Effect.

      (i) Liens. Promptly, and no later than five (5) Business Days after any Executive Officer of Borrower has notice or knowledge thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than those Liens expressly permitted by Section 7.01;

      (j) New Material Subsidiaries. Within 30 days after the formation, acquisition or existence of any new Material Subsidiary, or any other event resulting in the creation of a new Material Subsidiary, or the domestication of any Foreign Subsidiary, notice of the formation or acquisition of such Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Administrative Agent may request;

      (k) Default under Other Debt. Immediately upon its receipt thereof, copies of any notice received by Borrower or any other Consolidated Company from the holder(s) of Indebtedness of the Consolidated Companies (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $5,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness;

      (l) Complete Lien Search Results. As soon as available and in any event within 30 days after the Closing Date, copies of all UCC, judgment and tax lien search results for all of Borrower's and the Guarantors' locations in the United States other than field offices at which is located tangible personal property (having an aggregate value not in excess of $6,000,000); and

      (m) Other Information. With reasonable promptness, any other information as the Administrative Agent on behalf of any Lender may reasonably request from time to time.

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

      SECTION 6.08. FINANCIAL COVENANTS.

      (a) Minimum Interest Coverage Ratio. Maintain as of the last day of each fiscal quarter, a ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, equal to or greater than 4.0 to 1.0.

      (b) Funded Debt to Consolidated EBITDA. Maintain as of the last day of each fiscal quarter, a maximum ratio of Funded Debt to Consolidated EBITDA, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, of less than or equal to 3.0 to 1.0.

      SECTION 6.09. ADDITIONAL CREDIT PARTIES. If at any time a U.S. Subsidiary that is not a Credit Party becomes a Material Subsidiary, Borrower shall cause such subsidiary to execute and deliver to the Administrative Agent a supplement to each of the Guaranty Agreements in the forms attached thereto, together with related documents with respect to such new Subsidiary of the kind described in
Section 4.01(c)(iv), (v), (vi), (vii), (viii) and (xi), all in form and substance satisfactory to the Administrative Agent and the Required Lenders.

      SECTION 6.10. INTELLECTUAL PROPERTY. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its rights, franchises, and licenses, and its patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary or desirable in the normal conduct of its business, except where the failure to maintain such rights, franchises, and licenses, patents, copyrights trademarks, trade names, and service marks would reasonably be expected to have a Materially Adverse Effect

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

      So long as any Commitment remains in effect hereunder or any Obligation shall remain unpaid, Borrower will not and will not permit any Subsidiary to (unless waived in writing by the Required Lenders):

      SECTION 7.01. LIENS. Create, incur, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

      (a) Liens existing on the Closing Date (i) securing an aggregate amount not in excess of $7,500,000 and to be disclosed in the lien search report to be delivered under Section 6.07(l), and (ii) Liens on property of ChoicePoint Direct Inc. located in Peoria, Illinois securing an industrial development revenue bond with an outstanding principal balance not exceeding $2,500,000;

      (b) Liens on any property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property and any refinancing thereof, provided that such Lien does not extend to any other property and further provided that the amount of Indebtedness secured by such Liens does not exceed $10,000,000 in aggregate principal amount at any one time outstanding;

      (c) Liens for taxes not yet due and payable, and Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

      (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

      (e) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

      (f) zoning, easements and restrictions on the use of real property which do not materially impair the use of such property;

      (g) Liens arising under ERISA;

      (h) rights in property reserved or vested in any governmental authority which do not materially impair the use of such property;

      (i) Liens on assets of newly acquired Subsidiaries which were in existence at the time of acquisition and not created in contemplation thereof;

      (j) Liens granted under the Lease Documents to the extent they secure Indebtedness in an amount not exceeding the Lease Obligations;

      (k) Liens granted in favor of Borrower or any Guarantor securing intercompany indebtedness owed by another Consolidated Company;

      (l) Sales of accounts receivables (or of undivided ownership interest therein) in connection with the Asset Securitization; and

      (m) Liens (other than those permitted by paragraphs (a) through (l) of this Section 7.01) securing Indebtedness in an aggregate principal amount outstanding at any time not to exceed ten percent (10%) of the Consolidated Net Worth of the Consolidated Companies as of the last day of the immediately preceding fiscal quarter of Borrower.

      SECTION 7.02. GUARANTIES. Create, incur, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, any Guaranties other than:

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      (a) endorsements of instruments for deposit or collection in the ordinary course of business;

      (b) guarantees of Indebtedness owed by any Consolidated Company to another Consolidated Company;

      (c) Guaranties of Indebtedness to the extent such Indebtedness is permitted under Section 6.08(b).

      SECTION 7.03. MERGERS, CONSOLIDATIONS. Merge or consolidate with any other Person, except that the foregoing restrictions shall not be applicable to:

      (a) mergers or consolidations of (i) any Subsidiary with any other Subsidiary which is a Guarantor, (ii) any Subsidiary with Borrower and (iii) any Subsidiary other than a Material Subsidiary into any Consolidated Company;

      (b) mergers or consolidations in which any Person engaged in businesses in which Borrower is engaged as of the Closing Date or substantially related thereto merges or consolidates with Borrower or any of its Subsidiaries where the surviving corporation is Borrower or such Subsidiary;

provided that before and after giving effect to any such merger or consolidations and any Funded Debt incurred by Borrower or such Subsidiary in connection with such merger or consolidation, (x) Borrower is and will be in compliance with Section 6.08 hereof and if the consideration paid by Borrower or such Subsidiary in connection with such merger or consolidation is greater than $125,000,000, Borrower has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Administrative Agent with copies provided to each Lender (based on the projected Consolidated Interest Expense or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Consolidated Interest Expense incurred as a result of the incurrence of any such Funded Debt) and the historical Consolidated EBITDA (including the Consolidated EBITDA of such Person)); (y) no other Default or Event of Default exists hereunder; and (z) if the surviving Person is a Material Subsidiary, it promptly complies with Section 6.09 hereof, if applicable.

      SECTION 7.04. ASSET SALES. Sell, lease or otherwise dispose of its accounts, property, stock of its Subsidiaries or other assets; provided, however, that the foregoing restrictions on Asset Sales shall not be applicable to:

      (a) sales, leases, transfers or dispositions of assets of (i) any Consolidated Company to Borrower or any Guarantor and (ii) any Subsidiary other than a Material Subsidiary to any Consolidated Company;

      (b) sales of inventory in the ordinary course of business and unneeded, worn out or obsolete equipment;

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

      (c) sales of accounts receivable (or of undivided ownership interests therein) pursuant to the Asset Securitization;

      (d) Asset Sales comprised of assets of any Consolidated Company where, on the date of execution of a binding obligation to make such Asset Sale, the assets which are the subject of the proposed Asset Sale, together with all other such Asset Sales of the Consolidated Companies during the current fiscal year of Borrower, did not generate ten percent (10%) or more of Consolidated EBITDA for the immediately preceding fiscal year of Borrower;

provided that notwithstanding the foregoing, no transaction pursuant to clauses
(c) or (d) above shall be permitted if any Default or Event of Default exists at the time of such transaction or would exist as a result of such transaction.

      SECTION 7.05 INVESTMENTS, LOANS, ETC. Make, permit or hold any Investments other than:

      (a) Investments in the stock of Subsidiaries of Borrower and Receivables Subsidiaries of Borrower existing as of the Closing Date or existing as Subsidiaries of Borrower immediately prior to the making of such Investment, and Investments in the form of loans and advances by Borrower to any Guarantor;

      (b) Investments in the stock or other assets of any other Person that is engaged in a business permitted by Section 7.10 hereof; provided, that after giving effect to such Investment and any Funded Debt incurred by Borrower or such Subsidiary in connection with making such Investment, (x) Borrower is and will be in compliance with Section 6.08 hereof and if the Investment is greater than $125,000,000, Borrower has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Administrative Agent; (y) no other Default or Event of Default exists hereunder (based on the projected Consolidated Interest Expense or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Consolidated Interest Expense incurred a result of the incurrence of any such Funded Debt) and the historical Consolidated EBITDA (including the Consolidated EBITDA of such Person)); and (z) as a result of such Investment, such Person becomes a Subsidiary of Borrower, and promptly complies with Section 6.09 if it becomes a Material Subsidiary of Borrower;

      (c) marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

      (d) Investments received in settlement of Indebtedness created in the ordinary course of business, and the endorsement of negotiable instruments in the ordinary course of business;

      (e) commercial paper issued by corporations, each of which has a consolidated net worth of not less than $500,000,000, and conducts a substantial portion of its business in the

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United States of America, maturing no more than 365 days from the date of acquisition thereof and having as at any date of determination a rating of P-1, P-2 or P-3 from Standard & Poor's or a rating of A-1, A-2 or A-3 from Moody's;

      (f) money market or similar depository accounts, certificates of deposit or bankers acceptances, in each case redeemable upon demand or maturing within one year from the date of acquisition thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, provided (x) each such bank has at any date of determination combined capital and surplus of not less than $1,000,000,000 and a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or a long-term deposit rating of at least A issued by Standard & Poor's or at least A issued by Moody's, (y) the aggregate amount of all such certificates of deposit issued by such bank are fully insured at all times by the Federal Deposit Insurance Company;

      (g) advances and loans to officers and employees of the Consolidated Companies made in the ordinary course of business, including without limitation, loans to executives for the purchase of stock of Borrower pursuant to a program established by the Board of Directors or a committee thereof from time to time in an amount not to exceed $15,000,000;

      (h) Investments in joint ventures in an aggregate amount during any fiscal year of Borrower not to exceed an amount equal to ten percent (10%) of Borrower's Consolidated Net Worth as of the end of the immediately preceding fiscal year of Borrower; and

      (i) Investments (other than those permitted by paragraphs (a) through (h) above) in an aggregate amount during any fiscal year of Borrower not to exceed an amount equal to five (5%) percent of Borrower's Consolidated Net Worth as of the end of the immediately preceding fiscal year of Borrower.

      SECTION 7.06 SALE AND LEASEBACK TRANSACTIONS. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

      SECTION 7.07. TRANSACTIONS WITH AFFILIATES. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business (excluding the Asset Securitization), with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a Subsidiary that is directly or indirectly wholly owned by the Credit Parties), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm's-length transaction with a Person other than an Affiliate; and

      SECTION 7.08. ERISA.

      (a) Take or fail to take any action with respect to any Plan maintained or contributed to by any Consolidated Company or, with respect to its ERISA Affiliates, any Plans which are subject to Title IV of ERISA or to continuation health care requirements for group health plans

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under Section 4980B of the Tax Code, including without limitation (i)
establishing any such Plan, (ii) amending any such Plan (except where required to comply with applicable law), (iii) terminating or withdrawing from any such Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in
Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any such Plan, or any unfunded liabilities under any Foreign Plan, without first obtaining the written approval of the Required Lenders, where such actions or failures could result in a Material Adverse Effect; or

      (b) Permit a Plan or Foreign Plan maintained by a Consolidated Company or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:

            (i) to fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan or Foreign Plan,
Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan or Foreign Plan under applicable law, the terms of such Plan or Foreign Plan or
Section 412 of the Tax Code or Section 303 of ERISA; or

            (ii) to be terminated or the subject of termination proceedings under applicable law or the terms of such Plan or Foreign Plan; or

            (iii) to require a Consolidated Company to provide security under applicable law, the terms of such Plan or Foreign Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

            (iv) to result for any reason, in a liability (including without limitation, withdrawal liability) to a Consolidated Company under applicable law, the terms of such Plan or Foreign Plan, or Title IV of ERISA;

if the result from any such failure, waiver, termination or other event a liability to the PBGC (or any similar Person with respect to any Foreign Plan), a Plan or any other Person that would have a Materially Adverse Effect.

      SECTION 7.09. ADDITIONAL NEGATIVE PLEDGES. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Consolidated Company, other than the prohibitions and restrictions contained in this Agreement, unless such asset is subject to a Permitted Lien and such prohibition or restriction is limited to such asset.

      SECTION 7.10. CHANGES IN BUSINESS. Enter into any business which is substantially different from that presently conducted by the Consolidated Companies as of the Closing Date, which includes providing risk management and fraud prevention information and related technology solutions to the property and casualty insurance industry, life and health insurance industry and other industries, (including, without limitation, (1) providing automated and traditional underwriting and claim information services to assist U.S. insurance companies in assessing the insurability of individuals and property and the validity of insurance claims, (2) providing background investigations, (3) performing paramedical exams, (4) furnishing access to

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motor vehicles reports, (5) maintaining a database of claims histories, (6)
providing claim verification and investigative services to both the property and casualty and the life and health insurance markets, (7) providing pre-employment background investigations, pre-employment and regulatory compliance drug testing services and public record information to other corporate and government organizations and (8) DNA and other forensic testing services, unless such business is a strategic extension of the business of the Consolidated Companies as of the Closing Date).

      SECTION 7.11. LIMITATION ON PAYMENT RESTRICTIONS AFFECTING CONSOLIDATED COMPANIES. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions to Borrower or any other Subsidiary on such Consolidated Company's stock, or (ii) pay any indebtedness owed to Borrower or any other Consolidated Company, or (iii) transfer any of its property or assets to Borrower or any other Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents.

      SECTION 7.12. ACTIONS UNDER CERTAIN DOCUMENTS. Without the prior written consent of the Administrative Agent and the Required Lenders, modify, amend or supplement (a) the Lease Documents to (i) increase by more than $5,000,000 in the aggregate the maximum amount of the Indebtedness thereunder or the lease payments required thereunder, (ii) increase the interest rate thereunder, (iii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the Indebtedness or lease obligations outstanding thereunder or make the requirement of prepayment more onerous, or
(iv) make any covenant or event of default contained therein more restrictive as to Borrower and its Subsidiaries than the provisions of this Agreement or (b) the Asset Securitization Agreements to (i) increase the program limit amount in excess of $175,000,00, (ii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the Indebtedness outstanding thereunder or make the requirement of prepayment more onerous, or (iii) make any covenant or event of default contained therein more restrictive as to Borrower and Subsidiaries than the provisions of this Agreement.

      SECTION 7.13. AMENDMENTS; PAYMENTS AND PREPAYMENTS OF SUBORDINATED DEBT. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any subordinated debt of any Credit Party, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any subordinated debt of any Credit Party.

      SECTION 7.14. CHANGES IN FISCAL YEAR. Change the calculation of the fiscal year of Borrower.

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                                  ARTICLE VIII.
                                EVENTS OF DEFAULT

      Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

      SECTION 8.01. PAYMENTS. Borrower shall fail to make promptly when due (including, without limitation, by mandatory prepayment) any principal payment with respect to the Loans or Reimbursement Obligation, or Borrower shall fail to make within five (5) Business Days after the due date thereof any payment of interest, fee or other amount payable hereunder or any of the Obligations;

      SECTION 8.02. COVENANTS WITHOUT NOTICE. Borrower shall fail to observe or perform any covenant or agreement (i) contained in Section 7.08 and, if capable of being remedied, such failure shall remain unremedied for fifteen (15) days after the earlier of (A) an Executive Officer's obtaining knowledge thereof, or
(B) written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender, (ii) contained in Section 7.05 and, if capable of being remedied, such failure shall remain unremedied for ten (10) days after the earlier of (A) an Executive Officer's obtaining knowledge thereof, or (B) written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender, or (iii) contained in Section 2.01(b),
Section 6.01, Section 6.05, Section 6.07(a), (b), (c) or (e), Section 6.08, or
Section 7.03.

      SECTION 8.03. OTHER COVENANTS. Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, other than those referred to in Sections 8.01 and 8.02, and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after the earlier of (i) an Executive Officer of Borrower's obtaining knowledge thereof, or (ii) written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender;

      SECTION 8.04. REPRESENTATIONS. Any representation or warranty made or deemed to be made by Borrower or any other Credit Party or by any of its officers under this Agreement or any other Credit Document (including the Schedules attached thereto), or any certificate or other document submitted to the Administrative Agent or the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted;

      SECTION 8.05. NON-PAYMENTS OF OTHER INDEBTEDNESS. Any Consolidated Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) exceeding $5,000,000 in the aggregate;

      SECTION 8.06. DEFAULTS UNDER OTHER AGREEMENTS. Any Consolidated Company shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Indebtedness exceeding $5,000,000 in the aggregate, or any other event shall occur if the effect of such failure or other

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event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity;

      SECTION 8.07. BANKRUPTCY. Borrower or any other Consolidated Company shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy is commenced against any Consolidated Company and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of any Consolidated Company; or any Consolidated Company commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Consolidated Company or there is commenced against any Consolidated Company any such proceeding which remains undismissed for a period of 60 days; or any Consolidated Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Consolidated Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Consolidated Company makes a general assignment for the benefit of creditors; or any Consolidated Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Consolidated Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Consolidated Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any Consolidated Company for the purpose of effecting any of the foregoing;

      SECTION 8.08. MONEY JUDGMENT. A judgment or order for the payment of money in excess of $5,000,000 not covered by insurance or otherwise having a Materially Adverse Effect shall be rendered against Borrower or any other Consolidated Company and such judgment or order shall continue unsatisfied and in effect for a period of 60 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

      SECTION 8.09. CHANGE IN CONTROL OF BORROWER. (i) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than employees of Borrower (either directly or through a retirement or employee benefit plan), shall become the "beneficial owner(s)" (as defined in said Rule 13d-3) of more than twenty-five percent (25%) of the shares of the outstanding common stock of Borrower entitled to vote for members of Borrower's board of directors, or (ii) any event or condition shall occur or exist which, pursuant to the terms of any Change in Control Provision, requires or permits the holder(s) of Indebtedness of any Consolidated Company to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated in any respect.

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

      SECTION 8.10. DEFAULT UNDER OTHER CREDIT DOCUMENTS. There shall exist or occur any "Event of Default" as provided under the terms of any other Credit Document, or any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any other Credit Party, or at any time it is or becomes unlawful for Borrower or any other Credit Party to perform or comply with its obligations under any Credit Document, or the obligations of Borrower or any other Credit Party under any Credit Document are not or cease to be legal, valid and binding on Borrower or any such Credit Party; or

      SECTION 8.11. ATTACHMENTS. An attachment or similar action shall be made on or taken against any of the assets of any Consolidated Company with an aggregate value (based upon the greater of the book value of such assets as established in accordance with GAAP or the fair market value of such assets as determined in good faith by such Consolidated Company) exceeding $5,000,000 in aggregate and is not removed, suspended or enjoined within 60 days of the same being made or any suspension or injunction being lifted

      SECTION 8.12. REMEDIES.

      (a) Upon the occurrence of an Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent may, with the consent of the Required Lenders, and upon the written (including telecopied) request of the Required Lenders, shall, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against Borrower or any other Credit Party: (i) declare all Commitments terminated, whereupon the pro rata Commitments of each Lender shall terminate immediately and any commitment fee shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest on the Loans, the Reimbursement Obligations, and all other Obligations owing under this Agreement and the Credit Documents (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents thereunder), to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Credit Documents to the contrary; and (iii) exercise any and all rights or remedies available under this Agreement, the Credit Documents or at law or in equity; provided, that, if an Event of Default specified in Section 8.07 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to any Credit Party, as specified in clauses (i) and (ii) above, shall occur automatically without the giving of any such notice.

      (b) Upon the occurrence of an Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent may, with the consent of the Required Lenders, and upon the written (including telecopied) request of the Required Lenders, shall, by written notice to Borrower, require that any or all of the then outstanding Alternative Currency Loans be prepaid or converted into a Base Rate Advance in Dollars in the Dollar Amount thereof, on the last day of the then current Interest Period with respect thereto.

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      (c) With respect to all Letters of Credit to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 8.12, Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (which such cash collateral shall be deposited in the applicable Permitted Currency in which each Letter of Credit is denominated), and the unused portion thereof after all such letters of credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower.

      SECTION 8.13. CREDITING OF PAYMENTS AND PROCEEDS. In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 8.12, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by Borrower hereunder and under the other Credit Documents, (b) then to all indemnity obligations then due and payable by Borrower hereunder and under the other Credit Documents, (c) then to the Administrative Agent's and Issuing Lender's fees then due and payable, (d) then to all commitment and other fees and commissions then due and payable, (e) then to accrued and unpaid interest on the Swing Line Note to the Swing Line Lender, (f) then to the principal amount outstanding under the Swing Line Note to the Swing Line Lender,
(g) then to accrued and unpaid interest on the Syndicated Notes and accrued and unpaid interest on the Reimbursement Obligation (pro rata in accordance with all such amounts due), (h) then to the principal amount of the Syndicated Notes, Reimbursement Obligation and any obligations of Borrower under swap agreements (as defined in 11 U.S.C. Section 101) with any Lender, including any termination payments and any accrued and unpaid interest thereon (pro rata in accordance with all such amounts due) and (i) then to the cash collateral account described in Section 8.12(b) to the extent of any L/C Obligations then outstanding, in that order.

      SECTION 8.14. JUDGMENT CURRENCY. The obligation of the Borrower to pay the Obligations and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Credit Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Credit Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Credit Document.

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                                   ARTICLE IX.
                            THE ADMINISTRATIVE AGENT

      SECTION 9.01. APPOINTMENT OF ADMINISTRATIVE AGENT. Each Lender hereby designates Wachovia as Administrative Agent to administer all matters concerning the Loans and to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Administrative Agent to take such actions on its behalf under the provisions of this Agreement, the other Credit Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees.

      SECTION 9.02. NATURE OF DUTIES OF ADMINISTRATIVE AGENT. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be ministerial and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or the other Credit Documents except as expressly set forth herein.

      SECTION 9.03. LACK OF RELIANCE ON THE ADMINISTRATIVE AGENT.

      (a) Independently and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make
(i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Administrative Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or participating in Letters of Credit, or at any time or times thereafter.

      (b) The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Notes, the Guaranty Agreements, the Letters of Credit or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Guaranty Agreements, the Letters of Credit or the other

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

documents contemplated hereby or thereby, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.

      SECTION 9.04. CERTAIN RIGHTS OF THE ADMINISTRATIVE AGENT. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent's acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

      SECTION 9.05. RELIANCE BY THE ADMINISTRATIVE AGENT. The Administrative shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate or telecopier message, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      SECTION 9.06. INDEMNIFICATION OF THE ADMINISTRATIVE AGENT. To the extent the Administrative Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Administrative Agent, ratably according to the respective amounts of the Loans outstanding under all Facilities (or if no amounts are outstanding, ratably in accordance with the aggregate Commitments), in either case, for and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

      SECTION 9.07. THE ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Agreement, the Loans made by it, the Letters of Credit issued by it, and the Notes issued to it, the Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept

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fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

      SECTION 9.08. HOLDERS OF NOTES. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

      SECTION 9.09. SUCCESSOR ADMINISTRATIVE AGENT.

      (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, the Administrative Agent may not resign or be removed until a successor Administrative Agent has been appointed and shall have accepted such appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, with the consent of Borrower so long as no Default or Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or any State thereof, or any Affiliate of such bank.

      (b) Upon the acceptance of any appointment as the Administrative Agent, hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

      SECTION 9.10. NO OTHER DUTIES. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties, liabilities or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

      SECTION 9.11. RELEASE OF GUARANTORS. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its

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obligations under the Guaranty Agreements if such Person ceases to be a Material
Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any Guarantor from its obligations under the Guaranty Agreements pursuant to this Section 9.11.

                                   ARTICLE X.
                                  MISCELLANEOUS

      SECTION 10.01. NOTICES.

      (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term "writing" shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page (provided the recipients of such notice have been made specifically aware of the posting of such notice), telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

      (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to Borrower:                    1000 Alderman Drive
                                   Alpharetta, Georgia 30005
                                   Attn:  Mr. David E. Trine
                                   Telephone No.: (770) 752-4060
                                   Telecopy No.: (770) 752-6223

If to Wachovia as                  Wachovia Bank, National Association
Administrative Agent:              Charlotte Plaza, CP-8
                                   201 South College Street
                                   Charlotte, North Carolina 28288-0680
                                   Attention:  Syndication Agency Services
                                   Telephone No.:  (704) 374-2698
                                   Telecopy No.:  (704) 383-0288

If to Wachovia                     Wachovia Bank, National Association
pursuant to Section 6.07:          One Wachovia Center, 6th Floor
                                   301 South College Street
                                   Charlotte, NC  28288

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                                   Attention: Mr. Will R. Goley
                                   Telephone No.:  (704) 383-8180
                                   Telecopy No.:  (704) 374-4793

If to any Lender:                  To the address set forth on Schedule 1.1(a)

      (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued. The Administrative Agent shall provide Borrower with reasonable notice of any redesignation of its Administrative Agent's Correspondent from Wachovia Bank, National Association, London Branch.

      SECTION 10.02. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall (a) waive any of the conditions specified in Section 4.01 or 4.02 without the written consent of each Lender, (b) increase the Commitment of any Lender or the amount of Loans of any Lender without the written consent of such Lender, (c) reduce the principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts due to the Lenders hereunder (or any of them) without the written consent of each of the Lenders directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder,
(d) postpone any date fixed for the payment in respect of principal of, or interest on, the Loans or Letters of Credit or any fees hereunder without the written consent of each Lender directly affected thereby, (e) modify Section
3.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (f) permit any subordination of the principal or interest on any Loan or Reimbursement Obligations without the written consent of each Lender, (g) permit any assignment of any of the rights and obligations of Borrower hereunder (other than as specifically permitted or contemplated by this Agreement) without the written consent of each Lender, (h) release Borrower from any of the Obligations without the written consent of each Lender directly affected thereby, (i) agree to release any Guarantor from its obligations under any Guaranty Agreement (except as permitted by this Agreement) without the written consent of each Lender, (j) modify the definition of "Required Lenders" without the written consent of each Lender, (k) modify the definition of "Alternative Currency" without the written consent of each Lender, or (l) modify this Section 10.02 without the written consent of each Lender. In addition, (i) no amendment, waiver or consent to the provisions of Article IIA or any other provisions relating to any Letter of Credit shall be made without the prior written consent of the Issuing Lender and (ii) no amendment, waiver or consent to the provisions of Section 2.07 or any other provisions relating to Swing Line Loans shall be made without the prior written consent of the Swing Line Lender. Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and

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signed by Borrower and the Administrative Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement or under any other Credit Document and
(B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

      SECTION 10.03. NO WAIVER; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender or any holder of a Note in exercising any right or remedy hereunder or under any other Credit Document, and no course of dealing between any Credit Party and the Administrative Agent, any Lender or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Credit Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Lenders or the holder of any Note to any other or further action in any circumstances without notice or demand.

      SECTION 10.04. PAYMENT OF EXPENSES; INDEMNITY. Borrower shall:

            (i) whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default, refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Administrative Agent), and in the case of enforcement of this Agreement or any Credit Document after an Event of Default, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and disbursements of counsel), for the Administrative Agent and the Lenders;

            (ii) subject, in the case of certain Taxes, to the applicable provisions of Section 3.06(b), pay and hold the Administrative Agent and the Lenders harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Notes, Letters of Credit and any other Credit Documents including any collateral described therein, or any payments due thereunder, and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes;

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

            (iii) indemnify the Administrative Agent and each Lender, and their respective officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an "Indemnitee") arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of the proceeds of any of the Loans or Letters of Credit or any Credit Party's entering into and performing the Agreement, the Notes, or the other Credit Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel (including foreign counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct; and

            (iv) without limiting the indemnities set forth above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after any Credit Party's ownership, operation, possession or control of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws or any civil penalties or fines assessed by the U.S. Department of the Treasury's Office of Foreign Assets Control, based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Credit Document or any related documents.

If and to the extent that the obligations of Borrower under this Section 10.04 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

      SECTION 10.05. RIGHT OF SETOFF.

      (a) In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, upon the occurrence of any Event of Default and whether or not such Lender or such holder has made any demand or any Obligations are matured, have the right to appropriate and apply to the payment of any Credit Party's Obligations hereunder and under the other Credit Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.

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

      (b) Any amount to be set-off pursuant to clause (a) above shall be denominated in Dollars and any amount denominated in an Alternative Currency shall be in an amount equal to the Dollar Amount of such amount at the most favorable spot exchange rate determined by the Administrative Agent to be available to it; provided that if at the time of any such determination no such spot exchange rate can reasonably be determined, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, any such determination to be conclusive absent manifest error.

      (c) Each Lender and any assignee or participant of such Lender in accordance with Section 10.06 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to clause (a) above.

      SECTION 10.06. BENEFIT OF AGREEMENT.

      (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder without the prior written consent of all Lenders.

      (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

      (c) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans and L/C Obligations at the time owing to it and the Notes held by it) to any other Lender or any financial institution; provided, however, that (i) the Administrative Agent and Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is to an Affiliate of the assigning Lender or, in the case of Borrower, unless an Event of Default has occurred and is continuing, (ii) the amount of the Commitments or Loans and L/C Obligations of the assigning Lender subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and in integrals of $1,000,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a Note or Notes subject to such assignment and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $3,500, (iv) no Lender may make more than two (2) assignments to any Person which is not then a Lender or affiliate thereof (unless a Default or Event of Default has occurred and is continuing), (v) the assignee Lender must be an Eligible Assignee, and
(vi) if the assignee Lender is not a United States citizen or resident (or the assignee Lender is filing as a foreign corporation, partnership, estate or trust), the assignee Lender delivers the Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, to Borrower and the Administrative Agent, as required by Section 3.06(b)(ii) of this Agreement. Borrower shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Administrative Agent in connection with such assignment. From and after the effective date specified in each

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

Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement. Within five (5) Business Days after receipt of the notice and the Assignment and Acceptance, Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitments assumed by it pursuant to such Assignment and Acceptance and new Note or Notes to the assigning Lender in the amount of its retained Commitment or Commitments. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the date of the surrendered Note or Notes which they replace, and shall otherwise be in substantially the form attached hereto.

      (d) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (approved by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of each applicable SPC.

      (e) Each Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each a "Participant") in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it and the Notes held by it), provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely

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responsible to the other parties hereto for the performance of such obligations,
(iii) the participating bank or other entity shall not be entitled to the benefit (except through its selling Lender) of the cost protection provisions contained in Article III of this Agreement, and (iv) Borrower, the Administrative Agent and other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents, and such Lender shall retain the sole right to enforce the obligations of Borrower relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Credit Document except for those matters specified in clauses (i) through (viii) of the proviso to Section 10.02.

      (f) Any Lender may at any time assign or pledge all or any portion of its rights in this Agreement and the Notes issued to it to a Federal Reserve Bank.

      (g) If (i) any Taxes referred to in Section 3.06(b) have been levied or imposed so as to require withholdings or deductions by Borrower and payment by Borrower of additional amounts to any Lender as a result thereof, or (ii) any Lender shall make demand for payment of increased costs or reduced rate of return pursuant to Section 3.09 or any Lender determines that LIBOR is unascertainable or illegal pursuant to Section 3.07 or Section 3.08, or any Lender makes a claim for increased costs pursuant to Section 3.09, then and in such event, upon request from Borrower delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.06(c), all of its rights and obligations under this Agreement and the other Credit Documents to another Lender or another financial institution selected by Borrower and acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed, in consideration for the payment by such assignee to the Lender of the principal of, and interest on, the outstanding Loans accrued to the date of such assignment, and the assumption of such Lender's Commitment hereunder, together with any and all other amounts owing to such Lender under any provisions of this Agreement or the other Credit Documents accrued to the date of such assignment; provided, however, Lenders subject to this Section 10.06 shall be treated in a substantially identical manner.

      SECTION 10.07. GOVERNING LAW. This Agreement, the Notes, the Letters of Credit and the other Credit Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

      SECTION 10.08. JURISDICTION AND VENUE.

      (a) Jurisdiction. Borrower, the Administrative Agent and the Lenders hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, and Atlanta, Georgia (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes, the Letters of Credit and the other Credit Documents, any rights or obligations hereunder or thereunder, or the performance of such
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rights and obligations. Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes, the Letters of Credit or the other Credit Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 10.01. Nothing in this Section 10.08 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against Borrower or its properties in the courts of any other jurisdictions.

      (b) Venue. Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Credit Document or the rights and obligations of the parties hereunder or thereunder. Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

      SECTION 10.09. BINDING ARBITRATION; WAIVER OF JURY TRIAL.

      (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document ("Disputes"), between or among parties hereto and to the other Credit Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Credit Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.

      (b) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND BORROWER HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING

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ARBITRATION THEY HAVE IRREVOCABLY, TO THE FULLEST EXTENT PERMITTED BY LAW,
WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE LETTERS OF CREDIT OR THE OTHER CREDIT DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

      (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Credit Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Credit Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and
(iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

      SECTION 10.10. REVERSAL OF PAYMENTS. To the extent Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

      SECTION 10.11. INJUNCTIVE RELIEF; PUNITIVE DAMAGES.

      (a) Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

      (b) The Administrative Agent, the Lenders and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Credit Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

      SECTION 10.12. INDEPENDENT NATURE OF LENDERS' RIGHTS. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement and its Notes, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      SECTION 10.13. RELEASE OF GUARANTORS. Any Material Subsidiary added as a Guarantor solely to comply with the proviso in the definition of Material Subsidiaries, but which does not meet the requirements under clause (i) or clause (ii) of the definition of Material Subsidiaries shall be released as a Guarantor (a) upon the written request of Borrower, (b) upon Borrower demonstrating to the Administrative Agent pro forma compliance with the proviso in the definition of Material Subsidiaries after giving effect to such release and (c) provided no Default or Event of Default is continuing or would result from such release.

      SECTION 10.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

      SECTION 10.15. PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

      SECTION 10.16. EFFECTIVENESS; SURVIVAL.

      (a) This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 10.01 or, in the case of the Lenders, shall have given to the Administrative Agent written or telecopier notice (actually received) that the same has been signed and mailed to them.

      (b) The obligations of Borrower under Sections 3.06(b), 3.09, 3.11, 3.12 and 10.04 hereof shall survive the payment in full of the Notes and all other Obligations after the Maturity Date. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Credit Documents, and such other agreements and documents, the making of the Loans and issuing of Letters of Credit hereunder, and the execution and delivery of the Notes.

      SECTION 10.17. SEVERABILITY. In case any provision in or obligation under this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      SECTION 10.18. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

      SECTION 10.19. HEADINGS DESCRIPTIVE; ENTIRE AGREEMENT. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Credit Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

                            [Signature Pages Follow]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and to be delivered by their duly authorized officers as of the day and year first above written.

                                        CHOICEPOINT INC., as Borrower

                                        By: /s/ David E. Trine
                                            -------------------------
                                        Name:  David E. Trine
                                        Title: Treasurer

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        WACHOVIA BANK, NATIONAL
                                        ASSOCIATION, as Administrative Agent
                                        and Lender

                                        By: /s/ William R. Goley
                                            --------------------------------
                                        Name: William R. Goley
                                        Title: Director

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        SUNTRUST BANK, as Syndication Agent and
                                        Lender

                                        By: /s/ Bradley J. Staples
                                            ------------------------------------
                                        Name: Bradley J. Staples
                                        Title: Managing Director

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        BNP PARIBAS, as Documentation Agent and
                                        Lender

                                        By: /s/ John Stacy
                                            ------------------------------------
                                        Name: John Stacy
                                        Title: Managing Director

                                        By: /s/ Mike Shryock
                                            ------------------------------------
                                        Name: Mike Shryock
                                        Title: Director

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        CREDIT SUISSE FIRST BOSTON, acting
                                        through its Cayman Islands Branch, as
                                        Lender

                                        By: /s/ Thomas S. Hall
                                            ------------------------------------
                                        Name: Thomas S. Hall
                                        Title: Vice President

                                        By: /s/ Ian W. Nalitt
                                            ------------------------------------
                                        Name: Ian W. Nalitt
                                        Title: Associate

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        FLEET NATIONAL BANK, as Lender

                                        By: /s/ Richard Anderson
                                            ------------------------------------
                                        Name: Richard Anderson
                                        Title: Managing Director

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        JPMORGAN CHASE BANK, as Lender

                                        By: /s/ H. David Jones
                                            ------------------------------------
                                        Name: H. David Jones
                                        Title: Vice President

[Revolving Credit Agreement - ChoicePoint Inc.]

                                        REGIONS BANK, as Lender

                                        By: /s/ Stephen H. Lee
                                            ------------------------------------
                                        Name:  Stephen H. Lee
                                        Title: Senior Vice President

[Revolving Credit Agreement - ChoicePoint Inc.]

                                TABLE OF CONTENTS

ARTICLE I. DEFINITIONS; CONSTRUCTION........................................................     1
      Section 1.01.  Definitions............................................................     1
      Section 1.02.  Accounting Terms and Determination.....................................    19
      Section 1.03.  Other Definitional Terms...............................................    19
      Section 1.04.  Exhibits and Schedules.................................................    19

ARTICLE II. SYNDICATED LOANS AND SWING LINE LOANS...........................................    19
      Section 2.01.  Description of Revolving Credit Facilities; Use of Proceeds............    19
      Section 2.02.  Syndicated Loans.......................................................    20
      Section 2.03.  Syndicated Notes; Repayment of Principal...............................    21
      Section 2.04.  Voluntary Reduction of Syndicated Loan Commitments.....................    21
      Section 2.05.  Increase of Syndicated Loan Commitments................................    21
      Section 2.06.  Syndicated Loan Funding Notices........................................    22
      Section 2.07.  Swing Line Loans.......................................................    23

ARTICLE IIA. LETTERS OF CREDIT..............................................................    25
      Section 2A.01. L/C Commitment.........................................................    25
      Section 2A.02. Procedure for Issuance of Letters of Credit............................    26
      Section 2A.03. Commissions and Other Charges..........................................    26
      Section 2A.04. L/C Participations.....................................................    27
      Section 2A.05. Reimbursement Obligation of Borrower...................................    28
      Section 2A.06. Obligations Absolute...................................................    28
      Section 2A.07. Obligations Absolute...................................................    29

ARTICLE III. GENERAL LOAN TERMS.............................................................    29
      Section 3.01.  Disbursement of Funds..................................................    29
      Section 3.02.  Interest...............................................................    30
      Section 3.03.  Interest Periods.......................................................    31
      Section 3.04.  Fees...................................................................    32
      Section 3.05.  Voluntary Prepayments of Borrowings....................................    32
      Section 3.06.  Payments, etc..........................................................    33
      Section 3.07.  Interest Rate Not Ascertainable, etc...................................    36
      Section 3.08.  Illegality.............................................................    36
      Section 3.09.  Increased Costs........................................................    36
      Section 3.10.  Lending Offices........................................................    38
      Section 3.11.  Funding Losses.........................................................    39
      Section 3.12.  Assumptions Concerning Funding of Eurodollar Advances..................    39
      Section 3.13.  Apportionment of Payments..............................................    39
      Section 3.14.  Sharing of Payments, Etc...............................................    39
      Section 3.15.  Benefits to Guarantors.................................................    42

ARTICLE IV. CONDITIONS TO BORROWINGS AND LETTERS OF CREDIT..................................    43
      Section 4.01.  Conditions Precedent to Initial Loans and Letters of Credit............    43
      Section 4.02.  Conditions to All Loans................................................    45

ARTICLE V. REPRESENTATIONS AND WARRANTIES...................................................    45
      Section 5.01.  Corporate Existence; Compliance with Law...............................    45
      Section 5.02.  Corporate Power; Authorization.........................................    45
      Section 5.03.  Enforceable Obligations................................................    46
      Section 5.04.  No Contractual or Legal Bar............................................    46
      Section 5.05.  No Material Litigation or Investigations...............................    46
      Section 5.06.  Investment Company Act, Etc............................................    46
      Section 5.07.  Margin Regulations.....................................................    47
      Section 5.08.  Compliance With Environmental Laws.....................................    47
      Section 5.09.  Insurance..............................................................    47
      Section 5.10.  No Default.............................................................    47
      Section 5.11.  No Burdensome Restrictions.............................................    47
      Section 5.12.  Taxes..................................................................    48
      Section 5.13.  Subsidiaries...........................................................    48
      Section 5.14.  Financial Statements...................................................    48
      Section 5.15.  ERISA..................................................................    48
      Section 5.16.  Possession of Franchises, Licenses, Etc................................    49
      Section 5.17.  Patents, Trademarks, Licenses, Etc.....................................    49
      Section 5.18.  Ownership of Property..................................................    50
      Section 5.19.  Financial Condition....................................................    50
      Section 5.20.  Labor Matters..........................................................    50
      Section 5.21.  Payment or Dividend Restrictions.......................................    50
      Section 5.22.  Outstanding Indebtedness...............................................    50
      Section 5.23.  Disclosure.............................................................    51
      Section 5.24.  OFAC...................................................................    51

ARTICLE VI. AFFIRMATIVE COVENANTS...........................................................    51
      Section 6.01.  Corporate Existence, Etc...............................................    51
      Section 6.02.  Compliance with Laws, Etc..............................................    52
      Section 6.03.  Payment of Taxes and Claims, Etc.......................................    52
      Section 6.04.  Keeping of Books.......................................................    52
      Section 6.05.  Visitation, Inspection, Etc............................................    52
      Section 6.06.  Insurance; Maintenance of Properties...................................    53
      Section 6.07.  Reporting Covenants....................................................    53
      Section 6.08.  Financial Covenants....................................................    57
      Section 6.09.  Additional Credit Parties..............................................    57
      Section 6.10.  Intellectual Property..................................................    57

ARTICLE VII. NEGATIVE COVENANTS.............................................................    57
      Section 7.01.  Liens..................................................................    57
      Section 7.02.  Guaranties.............................................................    58
      Section 7.03.  Mergers, Consolidations................................................    59

      Section 7.04.  Asset Sales............................................................    59
      Section 7.05.  Investments, Loans, Etc................................................    60
      Section 7.06.  Sale and Leaseback Transactions........................................    61
      Section 7.07.  Transactions with Affiliates...........................................    61
      Section 7.08.  ERISA..................................................................    61
      Section 7.09.  Additional Negative Pledges............................................    62
      Section 7.10.  Changes in Business....................................................    62
      Section 7.11.  Limitation on Payment Restrictions Affecting Consolidated Companies....    63
      Section 7.12.  Actions Under Certain Documents........................................    63
      Section 7.13.  Amendments; Payments and Prepayments of Subordinated Debt..............    63
      Section 7.14.  Changes in Fiscal Year.................................................    63

ARTICLE VIII. EVENTS OF DEFAULT.............................................................    64
      Section 8.01.  Payments...............................................................    64
      Section 8.02.  Covenants Without Notice...............................................    64
      Section 8.03.  Other Covenants........................................................    64
      Section 8.04.  Representations........................................................    64
      Section 8.05.  Non-Payments of Other Indebtedness.....................................    64
      Section 8.06.  Defaults Under Other Agreements........................................    64
      Section 8.07.  Bankruptcy.............................................................    65
      Section 8.08.  Money Judgment.........................................................    65
      Section 8.09.  Change in Control of Borrower..........................................    65
      Section 8.10.  Default Under Other Credit Documents...................................    66
      Section 8.11.  Attachments............................................................    66
      Section 8.12.  Remedies...............................................................    66
      Section 8.13.  Crediting of Payments and Proceeds.....................................    67

ARTICLE IX. THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT..............................    68
      Section 9.01.  Appointment of Administrative Agent....................................    68
      Section 9.02.  Nature of Duties of Administrative Agent...............................    68
      Section 9.03.  Lack of Reliance on the Administrative Agent...........................    68
      Section 9.04.  Certain Rights of the Administrative Agent.............................    69
      Section 9.05.  Reliance by the Administrative Agent...................................    69
      Section 9.06.  Indemnification of the Administrative Agent............................    69
      Section 9.07.  The Administrative Agent in its Individual Capacity....................    69
      Section 9.08.  Holders of Notes.......................................................    70
      Section 9.09.  Successor Administrative Agent.........................................    70
      Section 9.10.  No Other Duties........................................................    70
      Section 9.11.  Release of Guarantors..................................................    70

ARTICLE X. MISCELLANEOUS....................................................................    71
      Section 10.01. Notices................................................................    71
      Section 10.02. Amendments, Etc........................................................    72
      Section 10.03. No Waiver; Remedies Cumulative.........................................    73
      Section 10.04. Payment of Expenses, Etc...............................................    73
      Section 10.05. Right of Setoff........................................................    74

      Section 10.06. Benefit of Agreement...................................................    75
      Section 10.07. Governing Law..........................................................    77
      Section 10.08. Jurisdiction and Venue.................................................    77
      Section 10.09. Binding Arbitration; Waiver of Jury Trial..............................    78
      Section 10.10. Reversal of Payments...................................................    79
      Section 10.11. Injunctive Relief; Punitive Damages....................................    79
      Section 10.12. Independent Nature of Lenders' Rights..................................    80
      Section 10.13. Release of Guarantors..................................................    80
      Section 10.14. Counterparts...........................................................    80
      Section 10.15. Effectiveness; Survival................................................    80
      Section 10.16. Severability...........................................................    80
      Section 10.17. Independence of Covenants..............................................    81
      Section 10.18. Headings Descriptive; Entire Agreement.................................    81